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PROXY STATEMENT TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

IAC/InterActiveCorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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May 3, 2019

Dear Stockholder:

        You are invited to attend the Annual Meeting of Stockholders of IAC/InterActiveCorp, which will be held on Wednesday, June 12, 2019, at 9:00 a.m., Eastern Time. This year's Annual Meeting will be a virtual meeting, conducted solely online. Stockholders will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/IACI2019. We believe hosting a virtual meeting will allow for greater stockholder attendance at the Annual Meeting by enabling stockholders who might not otherwise be able to travel to a physical meeting to attend online and participate from any location around the world.

        At the Annual Meeting, stockholders will be asked to elect twelve directors and ratify the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for the 2019 fiscal year. IAC's Board of Directors believes that the proposals being submitted for stockholder approval are in the best interests of IAC and its stockholders and recommends a vote consistent with the Board's recommendation for each proposal.

        It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to participate in the Annual Meeting online, please take the time to vote online, by telephone or, if you receive a printed proxy card, by returning a marked, signed and dated proxy card. If you participate in the Annual Meeting online, you may also vote your shares online at that time if you wish, even if you have previously submitted your vote.

Sincerely,

Barry Diller Chairman and Senior Executive

555 WEST 18TH STREET NEW YORK, NEW YORK 10011 212.314.7300 www.iac.com

IAC/INTERACTIVECORP
555 West 18th Street
New York, New York 10011

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

        IAC/InterActiveCorp ("IAC") is making this proxy statement available to holders of our common stock and Class B common stock in connection with the solicitation of proxies by IAC's Board of Directors for use at the Annual Meeting of Stockholders to be held on Wednesday, June 12, 2019, at 9:00 a.m., Eastern Time. This year's Annual Meeting will be a virtual meeting, conducted solely online. Stockholders will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/IACI2019. At the Annual Meeting, stockholders will be asked to:

          1.     elect twelve members of IAC's Board of Directors, each to hold office until the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified (or, if earlier, such director's removal or resignation from IAC's Board of Directors);

          2.     ratify the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for the 2019 fiscal year; and

          3.     transact such other business as may properly come before the meeting and any related adjournments or postponements.

        IAC's Board of Directors has set April 26, 2019 as the record date for the Annual Meeting. This means that holders of record of our common stock and Class B common stock at the close of business on that date are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting and any related adjournments or postponements.

        Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. To participate in the Annual Meeting online at www.virtualshareholdermeeting.com/IACI2019, you will need the sixteen-digit control number included on your Notice of Internet Availability of Proxy Materials, your proxy card or the instructions that accompanied your proxy materials.

By order of the Board of Directors,

Gregg Winiarski Executive Vice President, General Counsel and Secretary

May 3, 2019

PROXY STATEMENT

PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:
Why did I receive a Notice of Internet Availability of Proxy Materials?

A:
In accordance with rules adopted by the U.S. Securities and Exchange Commission (the "SEC"), we have elected to deliver this proxy statement and our 2018 Annual Report on Form 10-K to the majority of our stockholders online in lieu of mailing printed copies of these materials to each of our stockholders (the "Notice Process"). If you received a Notice of Internet Availability of Proxy Materials (the "Notice") by mail, you will not receive printed copies of our proxy materials unless you request them. Instead, the Notice provides instructions on how to access this proxy statement and our 2018 Annual Report on Form 10-K online, as well as how to obtain printed copies of these materials by mail. We believe that the Notice Process allows us to provide our stockholders with the information they need in a more timely manner than if we had elected to mail printed materials, while reducing the environmental impact of (and lowering the costs associated with) the printing and distribution of our proxy materials.

  The Notice, our proxy materials and our 2018 Annual Report on Form 10-K are being mailed on or about May 3, 2019 to stockholders of record at the close of business on April 26, 2019 and this proxy statement and our 2018 Annual Report on Form 10-K will be available at www.proxyvote.com beginning on May 3, 2019. If you received a Notice by mail but would rather receive printed copies of our proxy materials, please follow the instructions included in the Notice. You will not receive a Notice if you have previously elected to receive printed copies of our proxy materials.

Q:
Can I vote my shares by filling out and returning the Notice?

A:
No. However, the Notice provides instructions on how to vote your shares: (i) before the date of the Annual Meeting by way of completing and submitting your proxy online, by phone or by requesting and returning a written proxy card by mail, or (ii) by voting at the Annual Meeting online at www.virtualshareholdermeeting.com/IACI2019.

Q:
How do I participate in the Annual Meeting?

A:
To participate in the Annual Meeting, go to www.virtualshareholdermeeting.com/IACI2019 and enter the sixteen-digit control number included on your Notice, your proxy card or the instructions that accompanied your proxy materials.

Q:
Who is entitled to vote at the Annual Meeting?

A:
Holders of IAC common stock and Class B common stock at the close of business on April 26, 2019, the record date for the Annual Meeting established by IAC's Board of Directors, are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting and any related adjournments or postponements.

  At the close of business on April 26, 2019, there were 78,373,755 shares of IAC common stock and 5,789,499 shares of Class B common stock outstanding. Holders of IAC common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share.

Q:
What is the difference between a stockholder of record and a stockholder who holds IAC shares in street name?

A:
If your IAC shares are registered in your name, you are a stockholder of record. If your IAC shares are held in the name of your broker, bank or other holder of record, your shares are held in street name.

  You may examine a list of the stockholders of record at the close of business on April 26, 2019 for any purpose germane to the Annual Meeting during normal business hours during the 10-day period preceding the date of the meeting at IAC's corporate headquarters, located at 555 West 18th Street, New York, New York 10011.

Q:
What shares are included on the enclosed proxy card?

A:
If you are a stockholder of record only, you will receive one proxy card from Broadridge for all IAC shares that you hold. If you hold IAC shares in street name through one or more banks, brokers and/or other holders of record, you will receive proxy materials, together with voting instructions and information regarding the consolidation of your votes, from the third party or parties through which you hold your IAC shares. If you are a stockholder of record and hold additional IAC shares in street name, you will receive proxy materials from Broadridge and the third party or parties through which you hold your IAC shares.

Q:
What are the quorum requirements for the Annual Meeting?

A:
The presence at the Annual Meeting, in person or by proxy, of holders having a majority of the total votes entitled to be cast by holders of IAC common stock and Class B common stock at the Annual Meeting constitutes a quorum. Stockholders who participate in the Annual Meeting online at www.virtualshareholdermeeting.com/IACI2019 will be deemed to be in person attendees for purposes of determining whether a quorum has been met. When the holders of IAC common stock vote as a separate class, the presence at the Annual Meeting of holders of a majority of the total votes entitled to be cast by holders of IAC common stock is required for a quorum to be met. Shares of IAC common stock and Class B common stock represented by proxy will be treated as present at the Annual Meeting for purposes of determining whether there is a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Q:
What matters will IAC stockholders vote on at the Annual Meeting?

A:
IAC stockholders will vote on the following proposals:

•
Proposal 1—to elect twelve members of IAC's Board of Directors, each to hold office until the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified (or, if earlier, such director's removal or resignation from IAC's Board of Directors);

•
Proposal 2—to ratify the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for the 2019 fiscal year; and

•
to transact such other business as may properly come before the Annual Meeting and any related adjournments or postponements.

Q:
What are my voting choices when voting for director nominees and what votes are required to elect director nominees to the IAC Board of Directors?

A:
You may vote in favor of all director nominees, withhold votes as to all director nominees or vote in favor of and withhold votes as to specific director nominees.

  The election of each of Edgar Bronfman, Jr., Chelsea Clinton, Barry Diller, Michael D. Eisner, Bonnie S. Hammer, Victor A. Kaufman, Joseph Levin, David Rosenblatt and Alexander von Furstenberg as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of IAC common stock and Class B common stock voting together as a single class (hereinafter collectively referred to as "IAC capital stock"), with each share of common stock and Class B common stock representing the right to one and ten vote(s), respectively.

  The election of each of Bryan Lourd, Alan G. Spoon and Richard F. Zannino as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of IAC common stock voting as a separate class.

  The Board recommends that our stockholders vote FOR the election of each of the director nominees.

Q:
What are my voting choices when voting on the ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for the 2019 fiscal year and what votes are required to ratify such appointment?

A:
You may vote in favor of the ratification, vote against the ratification or abstain from voting on the ratification.

  The ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for the 2019 fiscal year requires the affirmative vote of the holders of a majority of the voting power of shares of IAC capital stock present at the Annual Meeting in person or represented by proxy and voting together.

  The Board recommends that our stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for the 2019 fiscal year.

Q:
Could other matters be decided at the Annual Meeting?

A:
As of the date of this proxy statement, the Company did not know of any matters to be raised at the Annual Meeting, other than those referred to in this proxy statement.

  If any other matters are properly presented at the Annual Meeting for consideration, the three IAC officers who have been designated as proxies for the Annual Meeting (Joanne Hawkins, Glenn H. Schiffman and Gregg Winiarski) will have the discretion to vote on those matters for stockholders who have submitted their proxy.

Q:
What do I need to do now to vote at the Annual Meeting?

A:
The IAC Board of Directors is soliciting proxies for use at the Annual Meeting. Stockholders may submit proxies to instruct the designated proxies to vote their shares before the date of the Annual Meeting in any of three ways:

•
Submitting a proxy online:  Submit your proxy online at www.proxyvote.com. Online proxy voting is available 24 hours a day and will close at 11:59 p.m., Eastern Time, on Tuesday, June 11, 2019;

•
Submitting a proxy by telephone:  Submit your proxy by telephone by using the toll-free telephone number provided on your proxy card (1.800.690.6903). Telephone proxy voting is available 24 hours a day and will close at 11:59 p.m., Eastern Time, on Tuesday, June 11, 2019; or

•
Submitting a proxy by mail:  If you choose to submit your proxy by mail, simply mark, date and sign your proxy, and return it in the postage-paid envelope provided or to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

  You may also participate in the Annual Meeting online at www.virtualshareholdermeeting.com/IACI2019 and vote your shares online at that time, even if you have previously submitted your vote. To do so, you will need the sixteen-digit control number included on your Notice, your proxy card or the instructions that accompanied your proxy materials.

  For IAC shares held in street name, holders may submit a proxy online or by telephone before the date of the Annual Meeting if their broker, bank and/or other holder of record makes these methods available. If you submit a proxy online or by telephone, DO NOT request and return a printed proxy card from IAC or from your broker, bank and/or other holder of record. If you hold your shares through a broker, bank and/or other holder of record, follow the voting instructions you receive from your broker, bank and/or other holder of record.

Q:
If I hold my IAC shares in street name, will my broker, bank or other holder of record vote these shares for me?

A:
If your shares of IAC common stock are held in street name, you must provide your broker, bank and/or other holder of record with instructions in order to vote these shares. If you do not provide voting instructions, whether your shares can be voted by your broker, bank and/or other holder of record depends on the type of item being considered for a vote.

  Non-Discretionary Items. The election of directors is a non-discretionary item and may NOT be voted on by your broker, bank and/or other holder of record absent specific voting instructions from you. If you do not provide your bank, broker and/or other holder of record with voting instructions, your shares of IAC common stock will be represented by "broker non-votes" for this proposal.

  Discretionary Items. The ratification of Ernst & Young LLP as IAC's independent registered public accounting firm for the 2019 fiscal year is a discretionary item. Generally, brokers, banks and other holders of record that do not receive voting instructions from you may vote on this proposal in their discretion.

Q:
What effect do abstentions and broker non-votes have on quorum requirements and the voting results for each proposal to be voted on at the Annual Meeting?

A:
Abstentions and shares represented by broker non-votes are counted as present for purposes of determining a quorum. Abstentions are treated as shares present and entitled to vote and, as a result, have the same effect as a vote against any proposal for which the voting standard is based on the number of shares present at the Annual Meeting (the auditor ratification proposal) and have no impact on the vote on any proposal for which the vote standard is based on the actual number of votes cast at the meeting (the election of directors). Shares represented by broker non-votes are not treated as shares entitled to vote and, as a result, have no effect on the outcome of any of the proposals to be voted on by stockholders at the Annual Meeting.

Q:
Can I change my vote or revoke my proxy?

A:
Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the polls close at the Annual Meeting by:

•
submitting a later-dated proxy relating to the same shares online, by telephone or by mail before the date of the Annual Meeting;

•
delivering a written notice, bearing a date later than your proxy, stating that you revoke the proxy; or

•
participating in the Annual Meeting and voting online at that time at www.virtualshareholdermeeting.com/IACI2019 (although virtual attendance at the Annual Meeting will not, by itself, change your vote or revoke a proxy).

  To change your vote or revoke your proxy before the date of the Annual Meeting, follow the instructions provided on your Notice, proxy card or proxy materials to do so online or by telephone, or send a written notice or a new proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

  If you hold your IAC shares through a broker, bank and/or other holder of record, follow the instructions that you receive from your broker, bank and/or other holder of record if you wish to change your vote or revoke your proxy.

Q:
What if I do not specify a choice for a matter when returning a proxy?

A:
If you do not give specific instructions, proxies that are signed and returned will be voted FOR the election of all director nominees and the ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for the 2019 fiscal year.

Q:
How are proxies solicited and who bears the related costs?

A:
IAC bears all expenses incurred in connection with the solicitation of proxies. In addition to solicitations by mail, directors, officers and employees of IAC may solicit proxies from stockholders by various means, including by telephone, e-mail, letter or in person.

  Following the initial mailing of the Notice and proxy materials, IAC will request brokers, banks and other holders of record to forward copies of these materials to persons for whom they hold shares of IAC common stock and to request authority for the exercise of proxies. In such cases, IAC, upon the request of these holders, will reimburse these parties for their reasonable expenses.

Q:
What should I do if I have questions about the Annual Meeting?

A:
If you have any questions about the Annual Meeting, the various proposals to be voted on at the Annual Meeting and/or how to participate in the Annual Meeting online at www.virtualsharesholdermeeting.com/IACI2019 and vote at that time or would like copies of any of the documents referred to in this proxy statement, contact IAC Investor Relations at 1.212.314.7400 or ir@iac.com.

PROPOSAL 1—ELECTION OF DIRECTORS

Proposal and Required Vote

        At the upcoming Annual Meeting, a board of twelve directors will be elected, each to hold office until the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified (or, if earlier, such director's removal or resignation from IAC's Board of Directors). Information concerning director nominees, all of whom are incumbent directors of IAC and have been recommended by the Nominating Committee for re-election, appears below. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board.

        The election of each of Edgar Bronfman, Jr., Chelsea Clinton, Barry Diller, Michael D. Eisner, Bonnie S. Hammer, Victor A. Kaufman, Joseph Levin, David Rosenblatt and Alexander von Furstenberg as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of IAC capital stock voting together as a single class.

        The Board has designated Bryan Lourd, Alan G. Spoon and Richard F. Zannino as nominees for those positions on the Board to be elected by the holders of IAC common stock voting as a separate class. The election of each of them as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of IAC common stock voting as a separate class.

        Both the Nominating Committee and the full Board recommend that our stockholders vote FOR the election of all director nominees.

Information Concerning Director Nominees

        Background information about each director nominee is set forth below, including information regarding the specific experiences, characteristics, attributes and skills considered in connection with the nomination of each director nominee, all of which the Nominating Committee and the Board believe provide the Company with the perspective and judgment needed to guide, monitor and execute its strategies.

        Edgar Bronfman, Jr., age 63, has been a director of IAC (and its predecessors) since February 1998. Mr. Bronfman has served as a Managing Partner of Accretive, LLC, a private equity firm, since 2014. Since late 2017, Mr. Bronfman has also served as Chairman of Waverley Capital LLC, a media-focused venture capital firm, of which he is also a Co-Founder and General Partner. Mr. Bronfman previously served as Chairman of Warner Music Group from August 2011 to January 2012. Prior to this time, Mr. Bronfman served as Chief Executive Officer and President of Warner Music Group from July 2011 to August 2011 and as Chairman and Chief Executive Officer of Warner Music Group from March 2004 to July 2011. Mr. Bronfman also served as a member of the board of directors of Warner Music Group from March 2004 to May 2013. Prior to joining Warner Music Group, Mr. Bronfman served as Chairman and Chief Executive Officer of Lexa Partners LLC, which he founded, from April 2002. Mr. Bronfman was appointed Executive Vice Chairman of Vivendi Universal, S.A. in December 2000. Mr. Bronfman resigned from his position as an executive officer and Vice Chairman of the board of directors of Vivendi Universal, S.A. in March 2002 and December 2003, respectively. Prior to December 2000, Mr. Bronfman served as President and Chief Executive Officer of The Seagram Company Ltd., a post he had held since June 1994, and from 1989 to June 1994 he served as the President and Chief Operating Officer of Seagram. Mr. Bronfman served as a member of the board of Accretive Health, Inc., a provider of revenue cycle and physician advisory services to healthcare providers, from its initial public offering in 2010 through February 2016. In addition to his for-profit affiliations, Mr. Bronfman serves as Chairman of the Board of Endeavor Global, Inc. and is currently a member of the Board of NYU Elaine A. and Kenneth G. Langone Medical Center and The Council

on Foreign Relations. In nominating Mr. Bronfman, the Board considered his experience as a member of senior management of various public and global companies, which the Board believes gives him particular insight into business strategy and leadership, marketing, consumer branding and international operations, as well as a high level of financial literacy and insight into the media and entertainment industries. The Board also considered Mr. Bronfman's private equity experience, which the Board believes gives him particular insight into investments in, and the development of, early stage companies, and mergers and acquisitions.

        Chelsea Clinton, age 39, has been a director of IAC since September 2011. Since March 2013, Ms. Clinton has served as Vice Chair of the Clinton Foundation, where her work emphasizes improving global and domestic health, creating service opportunities and empowering the next generation of leaders. Ms. Clinton also currently teaches at Columbia University's Mailman School of Public Health. Ms. Clinton has served as a member of the board of directors of the Clinton Health Access Initiative since September 2011 and previously served as a member of the board of directors of the Clinton Foundation from September 2011 to February 2013. From March 2010 through May 2013, Ms. Clinton served as an Assistant Vice Provost at New York University, where she focused on interfaith initiatives and the university's global expansion program. From November 2011 to August 2014, Ms. Clinton also worked as a special correspondent for NBC News. Prior to these efforts, Ms. Clinton worked as an associate at McKinsey & Company, a consulting firm, from August 2003 to October 2006, and as an associate at Avenue Capital Group, an investment firm, from October 2006 to November 2009. Ms. Clinton has served as a member of the boards of directors of Expedia Group, Inc. (formerly Expedia, Inc.) since March 2017 and Nurx, a telemedicine start-up company, since June 2018. In addition to her for-profit affiliations, Ms. Clinton currently serves on the boards of directors of The School of American Ballet, the Africa Center, the Weill Cornell Medical College, Clover Health and Columbia University's Mailman School of Public Health, and as Co-Chair of the Advisory Board of the Of Many Institute at New York University. In nominating Ms. Clinton, the Board considered her broad public policy experience and keen intellectual acumen, which together the Board believes continue to bring a fresh and youthful perspective to IAC's businesses and initiatives.

        Barry Diller, age 77, has been a director and Chairman and Senior Executive of IAC since December 2010. Mr. Diller previously served as a director and Chairman and Chief Executive Officer of IAC (and its predecessors) from August 1995 to November 2010. Mr. Diller also serves as Chairman and Senior Executive of Expedia Group, Inc., which position he has held since August 2005. Prior to joining the Company, Mr. Diller was Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994. From 1984 to 1992, Mr. Diller served as Chairman of the Board and Chief Executive Officer of Fox, Inc. Prior to joining Fox, Inc., Mr. Diller served for ten years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller served as Chairman (in a non-executive capacity) of the board of directors of Live Nation Entertainment, Inc. (and its predecessor companies, Ticketmaster Entertainment and Ticketmaster) ("Live Nation")) from August 2008 to October 2010, and continued to serve as a member of the board of directors of Live Nation through January 2011. Mr. Diller also served as Chairman and Senior Executive of TripAdvisor, Inc., an online travel company ("TripAdvisor"), from December 2011 to December 2012, served as a member of the board of directors of TripAdvisor from December 2011 through April 2013 and served as a special advisor to the Chief Executive Officer of TripAdvisor from April 2013 to March 2017. Mr. Diller is also currently a member of the board of directors of The Coca-Cola Company and served as a member of the board of directors of Graham Holdings Company (formerly The Washington Post Company) during the past five years. In addition to his for-profit affiliations, Mr. Diller is a member of The Business Council and serves on the Dean's Council of The New York University Tisch School of the Arts, the Board of Councilors for the School of Cinema-Television at the University of Southern California and the Advisory Board of the Peter G. Peterson Foundation, among other not-for-profit affiliations. The Board nominated Mr. Diller because he has been Chairman and Senior Executive since 2010 and prior to that time, served as Chairman and Chief

Executive Officer of the Company since 1995, and as a result, possesses a great depth of knowledge and experience regarding the Company and its businesses. In addition, the Board noted Mr. Diller's ability to exercise influence (subject to the Company's organizational documents and Delaware law) over the outcome of matters involving the Company that require stockholder approval given the fact that he and certain members of his family collectively have sole voting and/or investment power over all shares of IAC Class B common stock outstanding, which shares represent a significant percentage of the voting power of IAC capital stock.

        Michael D. Eisner, age 77, has been a director of IAC since March 2011. Mr. Eisner has served as Chairman of The Tornante Company, LLC, a privately held company that invests in, acquires, incubates and operates media and entertainment companies ("Tornante"), since 2005. Mr. Eisner currently serves as Chairman of the board of directors of the Portsmouth Community Football Club Limited, a League One English football club, which Tornante acquired in August 2017. Mr. Eisner also previously served as Chairman of two Tornante portfolio companies, The Topps Company, a leading creator and marketer of sports cards, distinctive confectionery and other entertainment products (from October 2007 to April 2013), and Vuguru, a studio focusing on the production of groundbreaking programming for the internet and other digital platforms (from October 2009 to December 2014, when Tornante acquired that portion of Vuguru that it did not already own). Prior to founding Tornante, Mr. Eisner served as Chairman and Chief Executive Officer of The Walt Disney Company from 1984. In addition to his for-profit affiliations, Mr. Eisner serves on the boards of directors of Denison University, The Aspen Institute, the Yale School of Architecture Dean's Council and The Eisner Foundation. In nominating Mr. Eisner, the Board considered his experience with Tornante, which the Board believes gives him particular insight into investments in, and the development and operation of, media and entertainment companies that focus on programming and content for emerging platforms. The Board also considered Mr. Eisner's experience as the Chairman and Chief Executive Officer of The Walt Disney Company, which the Board believes gives him particular insight into business strategy and leadership, marketing and consumer branding, as well as a high level of financial literacy and insight into the media and entertainment industries.

        Bonnie S. Hammer, age 68, has been a director of IAC since September 2014. Since January 2019, Ms. Hammer has served as Chairman of NBCUniversal Direct-to-Consumer and Digital Enterprises, in which capacity she is leading the development and execution of NBCUniversal's new OTT service. Prior to this role, Ms. Hammer served as Chairman of NBCUniversal Cable Entertainment from February 2013 to January 2019. In this capacity, Ms. Hammer had executive oversight over a number of leading cable brands (the USA, Syfy, E! Entertainment, Bravo, Oxygen and Universal Kids networks), as well as Universal Cable Productions, which creates original scripted content for cable, broadcast and streaming platforms, and Wilshire Studios, which produces original reality programming. Prior to her tenure as Chairman of NBCUniversal Cable Entertainment, Ms. Hammer served as Chairman of NBCUniversal Cable Entertainment and Cable Studios from November 2010. In this capacity, Ms. Hammer had executive oversight over certain leading cable brands (the USA, Syfy, E! Entertainment, Chiller, Cloo and Universal HD networks), as well as Universal Cable Productions and Wilshire Studios. The networks led by Ms. Hammer are industry frontrunners, consistently generating innovative consumer social and digital experiences reflective of their brands. Prior to joining NBCUniversal in May 2004, Ms. Hammer served as President of Syfy from 2001 to 2004 and held other senior executive positions at Syfy and USA Network from 1989 to 2000. Before that time, she was an original programming executive at Lifetime Television Network from 1987 to 1989. Ms. Hammer has served as a member of the board of directors of eBay, Inc. since January 2015. In addition to her for-profit affiliations, Ms. Hammer currently sits on the Board of Governors for the Motion Picture & Television Fund (MPTF) Foundation and serves on the strategic planning committee for Boston University's College of Communication, her alma mater, and from which Ms. Hammer received an honorary doctorate degree in 2017. In nominating Ms. Hammer, the Board considered her experience as the Chairman of both NBCUniversal Direct-to-Consumer and Digital Enterprises and NBCUniversal

Cable Entertainment, as well as her prior roles with NBCUniversal Media, LLC, USA Network and Lifetime Television Network, which the Board believes give her particular insight into business strategy and leadership, as well as a high level of financial literacy and a seasoned insight into the media and entertainment industries, particularly pay television network programming and production and multiplatform branding.

        Victor A. Kaufman, age 75, has been a director of IAC (and its predecessors) since December 1996 and has been Vice Chairman of IAC (and its predecessors) since October 1999. Mr. Kaufman also served as Vice Chairman of Expedia Group, Inc. from August 2005 to June 2018 and continues to serves as a member of its board of directors. Previously, Mr. Kaufman served in the Company's Office of the Chairman from January 1997 to November 1997 and as the Company's Chief Financial Officer from November 1997 to October 1999. Prior to joining the Company, Mr. Kaufman served as Chairman and Chief Executive Officer of Savoy Pictures Entertainment, Inc. from March 1992 and as a director of Savoy from February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. and served in such capacities from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star's successor company, Columbia Pictures Entertainment, Inc. He resigned from these positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star. Mr. Kaufman also served as Vice Chairman of the board of directors of Live Nation from August 2008 through January 2010, and continued to serve as a member of the board of directors of Live Nation from January 2010 through December 2010. In addition, Mr. Kaufman served as a member of the board of directors of TripAdvisor from December 2011 to February 2013. In nominating Mr. Kaufman, the Board considered the unique knowledge and experience regarding the Company and its businesses that he has gained through his involvement with the Company in various roles since 1996, as well as his high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.

        Joseph Levin, age 39, has been a director and Chief Executive Officer of IAC since June 2015. Prior to his appointment as Chief Executive Officer of IAC, Mr. Levin served as Chief Executive Officer of IAC Search & Applications, overseeing the desktop software, mobile applications and media properties that comprised IAC's former Search & Applications segment, from January 2012. From November 2009 to January 2012, Mr. Levin served as Chief Executive Officer of Mindspark Interactive Network, an IAC subsidiary, and previously served in various capacities at IAC in strategic planning, mergers and acquisitions and finance since joining IAC in 2003. Mr. Levin has served on the boards of directors of Match Group, Inc., Groupon, Inc. and ANGI Homeservices Inc. since October 2015, March 2017 and September 2017, respectively, and currently serves as Chairman of the boards of Match Group, Inc. and ANGI Homeservices Inc. Mr. Levin previously served on the boards of directors of LendingTree, Inc. from August 2008 through November 2014. In addition to his for-profit affiliations, Mr. Levin serves on the Undergraduate Executive Board of Wharton School. In nominating Mr. Levin, the Board considered the unique knowledge and experience regarding the Company and its businesses that he has gained through his various roles with the Company since 2003, most recently his role as Chief Executive Officer of IAC, as well as his high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.

        Bryan Lourd, age 58, has been a director of IAC since April 2005. Mr. Lourd has served as a partner and Managing Director of Creative Artists Agency ("CAA") since October 1995. CAA is among the world's leading entertainment agencies and is based in Los Angeles, California, with offices in Nashville, New York, London and Beijing, among other locations. He is a graduate of the University of Southern California. In connection with the nomination of Mr. Lourd, the Board considered his extensive experience as a principal of CAA, which the Board believes gives him particular insight into business strategy and leadership, as well as unique and specialized experience regarding the entertainment industry and marketing.

        David Rosenblatt, age 51, has been a director of IAC since December 2008. Mr. Rosenblatt currently serves as the Chief Executive Officer of 1stdibs.com, Inc., an online marketplace for design, including furniture, art, jewelry and fashion. Mr. Rosenblatt previously served as President, Global Display Advertising, of Google, Inc. from October 2008 through May 2009. Mr. Rosenblatt joined Google in March 2008 in connection with Google's acquisition of DoubleClick, Inc., a provider of digital marketing technology and services. Mr. Rosenblatt joined DoubleClick in 1997 as part of its initial management team and held several executive positions during his tenure, including Chief Executive Officer of DoubleClick from July 2005 through March 2008 and President of DoubleClick from 2000 through July 2005. Mr. Rosenblatt has also served as a member of the boards of directors of Twitter since January 2011 and Farfetch UK Limited, the world's largest digital marketplace for luxury fashion, since July 2017. In connection with the nomination of Mr. Rosenblatt, the Board considered his extensive and unique experience in the online advertising and digital marketing technology and services industries, as well as his management experience with DoubleClick, Google and 1stdibs.com, Inc., which the Board believes give him particular insight into business strategy and leadership, as well as a deep understanding of the internet industry.

        Alan G. Spoon, age 67, has been a director of IAC (and its predecessors) since February 2003. Mr. Spoon served as General Partner and Partner Emeritus of Polaris Partners from 2011 to 2018. He previously served as Managing General Partner of Polaris Partners from 2000 to 2010. Polaris Partners is a private investment firm that provides venture capital and management assistance to development stage information technology and life sciences companies. Mr. Spoon was Chief Operating Officer and a director of The Washington Post Company (now known as Graham Holdings Company) from March 1991 through May 2000 and served as President from September 1993 through May 2000. Prior to his service in these roles, he held a wide variety of positions at The Washington Post Company, including President of Newsweek from September 1989 to May 1991. Mr. Spoon has served as a member of the board of directors of Danaher Corporation since July 1999, CableOne since July 2015 and Match Group, Inc. since November 2015 and as Chairman of the board of directors of Fortive Corporation since July 2016. In his not-for-profit affiliations, Mr. Spoon was a member of the Board of Regents at the Smithsonian Institution (formerly Vice Chairman) and is now a member of the MIT Corporation (and its Executive Committee). He also serves as a member of the board of directors of edX, a not-for-profit online education platform sponsored by Harvard and the MIT Corporation. In nominating Mr. Spoon, the Board considered his extensive private and public company board experience and public company management experience, all of which the Board believes give him particular insight into business strategy, leadership and marketing in the media industry. The Board also considered Mr. Spoon's private equity experience and engagement with the MIT Corporation, which the Board believes gives him particular insight into trends in the internet and technology industries, as well as into acquisition strategy and financing.

        Alexander von Furstenberg, age 49, has been a director of IAC since December 2008. Mr. von Furstenberg currently serves as Chief Investment Officer of Ranger Global Advisors, LLC, a family office focused on value-based investing ("Ranger"), which he founded in June 2011. Prior to founding Ranger, Mr. von Furstenberg founded Arrow Capital Management, LLC, a private investment firm focused on global public equities, where he served as Co-Managing Member and Chief Investment Officer from 2003 to 2011. Mr. von Furstenberg has served as member of the board of directors of Expedia Group, Inc. since December 2015, Liberty Expedia Holdings, Inc. since November 2016 and La Scogliera, an Italian financial holding company and bank, since December 2016. Since 2001, he has acted as Chief Investment Officer of Arrow Finance, LLC (formerly known as Arrow Investments, Inc.), the private investment office that serves his family. Mr. von Furstenberg also serves as a partner and Co-Chairman of Diane von Furstenberg Studio, LLC. In addition to his for-profit affiliations, Mr. Von Furstenberg serves as a director of The Diller-von Furstenberg Family Foundation and as a member of the board of directors of Friends of the High Line. In nominating Mr. von Furstenberg, the Board considered his private investment and public board experience, which the Board believes give him particular insight into capital markets and investment strategy, as well as a high level of financial literacy. Mr. von Furstenberg is Mr. Diller's stepson.

        Richard F. Zannino, age 60, has been a director of IAC since June 2009. Since July 2009, Mr. Zannino has been a Managing Director at CCMP Capital Advisors, LLC, a private equity firm, where he also serves as a member of the firm's Investment Committee and as co-head of the firm's consumer sector. Mr. Zannino has served as a member of the boards of directors of The Estée Lauder Companies, Inc. since January 2010 and Ollie's Bargain Outlet since July 2015 and served as a member of the boards of directors of Francesca's Collections and Jamieson Wellness during the past five years. Mr. Zannino previously served as Chief Executive Officer and a member of the board of directors of Dow Jones & Company from February 2006 to December 2007, when Mr. Zannino resigned from these positions upon the acquisition of Dow Jones by News Corp. Prior to this time, Mr. Zannino served as Chief Operating Officer of Dow Jones from July 2002 to February 2006 and as Executive Vice President and Chief Financial Officer of Dow Jones from February 2001 to June 2002. Prior to his tenure at Dow Jones, Mr. Zannino served in a number of executive capacities at Liz Claiborne from 1998 to January 2001, and prior to that time served as Executive Vice President and Chief Financial Officer of General Signal and in a number of executive capacities at Saks Fifth Avenue. In addition to his for-profit affiliations, Mr. Zannino currently serves as Vice Chairman of the Board of Trustees of Pace University. In connection with the nomination of Mr. Zannino, the Board considered his extensive public company management experience, which the Board believes gives him particular insight into business strategy, leadership and marketing, as well as a high level of financial literacy. The Board also considered Mr. Zannino's private equity experience, which the Board believes gives him particular insight into acquisition and investment strategy and financing.

Corporate Governance

        Leadership Structure. The Company's business and affairs are overseen by its Board of Directors, which currently has twelve members. There are three management representatives on the Board and, of the nine remaining current directors, eight are independent. The Board has standing Audit, Compensation and Human Resources and Nominating Committees, each comprised solely of independent directors, as well as an Executive Committee. For more information regarding director independence and our Board Committees, see the discussion under Director Independence beginning on page 12 and The Board and Board Committees beginning on page 14. All of our directors play an active role in Board matters, are encouraged to communicate among themselves and directly with the Chairman and Senior Executive and Chief Executive Officer and have full access to Company management at all times.

        Our independent directors meet in scheduled executive sessions without management present at least twice a year and may schedule additional meetings as they deem appropriate. We do not have a lead independent director or any other formally appointed leader for these sessions. The independent membership of our Audit, Compensation and Human Resources and Nominating Committees ensures that directors with no ties to Company management are charged with oversight for all financial reporting and executive compensation related decisions made by Company management, as well as for recommending candidates for Board membership. At each regularly scheduled Board meeting, the Chairperson of each of these committees (as and if applicable) provides the full Board with an update of all significant matters discussed, reviewed, considered and/or approved by the relevant committee since the last regularly scheduled Board meeting.

        Mr. Diller currently serves as both our Chairman and Senior Executive and has held both positions since December 2010. Mr. Levin currently serves as our Chief Executive Officer and has held this position since June 2015. This leadership structure provides the Company with the benefit of Mr. Diller's continued oversight of the Company's strategic goals and vision, coupled with the benefit of a full time Chief Executive Officer dedicated to focusing on the day-to-day management and continued growth of the Company and its operating businesses. At this time, the Company believes that this leadership structure is the most appropriate one for the Company and its stockholders.

        Risk Oversight. Company management is responsible for assessing and managing the Company's exposure to various risks on a day-to-day basis, which responsibilities include the creation of appropriate risk management programs and policies. Company management has developed and implemented guidelines and policies to identify, assess and manage significant risks facing the Company. In developing this framework, the Company recognized that leadership and success are impossible without taking risks; however, the imprudent acceptance of risks or the failure to appropriately identify and mitigate risks could adversely impact stockholder value. The Board is responsible for overseeing Company management in the execution of its responsibilities and for assessing the Company's approach to risk management. The Board exercises these responsibilities periodically as part of its meetings and through discussions with Company management, as well as through the Board's Audit and Compensation and Human Resources Committees, which examine various components of financial and compensation-related risks, respectively, as part of their responsibilities. Information security is a key component of risk management at IAC and our Chief Information Security Officer briefs the Audit Committee each quarter (and where appropriate, the Board) on the information security programs of the Company and its various businesses and related priorities and controls. In addition, an overall review of risks is inherent in the Board's consideration of the Company's long-term strategies and in the transactions and other matters presented to the Board, including significant capital expenditures, acquisitions and divestitures and financial matters. The Board's role in risk oversight of the Company is consistent with the Company's leadership structure, with the Chairman and Senior Executive, Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company's risk exposure, and the Board and its committees providing oversight in connection with those efforts.

        Compensation Risk Assessment. We periodically conduct risk assessments of our compensation policies and practices for our employees, including those related to our executive compensation programs. The goal of these assessments is to determine whether the general structure of the Company's compensation policies and programs and the administration of these programs pose any material risks to the Company. The findings of any risk assessment are discussed with the Compensation and Human Resources Committee and, where appropriate, the full Board of Directors. Based upon our assessments, we believe that our compensation policies and programs do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.

        Director Independence. Under the Marketplace Rules of The Nasdaq Stock Market, LLC (the "Marketplace Rules"), the Board has a responsibility to make an affirmative determination that those members of the Board who serve as independent directors do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In connection with the independence determinations described below, the Board reviewed information regarding transactions, relationships and arrangements relevant to independence, including those required by the Marketplace Rules. This information is obtained from director responses to questionnaires circulated by Company management, as well as from Company records and publicly available information. Following these determinations, Company management monitors those transactions, relationships and arrangements that were relevant to such determinations, as well as periodically solicits updated information potentially relevant to independence from internal personnel and directors, to determine whether there have been any developments that could potentially have an adverse impact on the Board's prior independence determinations.

        In early 2019, the Board determined that each of Messrs. Bronfman, Eisner, Lourd, Rosenblatt, Spoon and Zannino and Mses. Clinton and Hammer is independent. In connection with these determinations, the Board considered that in some cases in the ordinary course of business, IAC and its businesses sell products and services to, purchase products and services from, acquire assets or businesses from (or sell them to) and/or make donations to entities at which certain directors are employed or serve as directors, or over which certain directors otherwise exert control. Furthermore, the Board considered whether there were any payments made to (or received from) such entities by IAC and its businesses. No relationships or payments considered were determined to be of the type that would: (i) preclude a finding of director independence under the Marketplace Rules or (ii) otherwise interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        Of the remaining incumbent directors, Messrs. Diller, Kaufman and Levin are executive officers of the Company and Mr. von Furstenberg is Mr. Diller's stepson. Given these relationships, none of these directors is independent.

        In addition to the satisfaction of the director independence requirements set forth in the Marketplace Rules, members of the Audit and Compensation and Human Resources Committees have also satisfied separate independence requirements under the current standards imposed by applicable SEC rules and the Marketplace Rules for audit committee and compensation committee members.

        Director Nominations. The Nominating Committee identifies, reviews and evaluates individuals qualified to become Board members and recommends candidates to the Board. While there are no specific requirements for eligibility to serve as a director of IAC, in evaluating candidates, the Nominating Committee will consider (regardless of how the candidate was identified or recommended) whether the professional and personal ethics and values of the candidate are consistent with those of IAC, whether the candidate's experience and expertise would be beneficial to the Board, whether the candidate is willing and able to devote the necessary time and energy to the work of the Board and whether the candidate is prepared and qualified to represent the best interests of IAC's stockholders. While the Board does not have a formal diversity policy, the Nominating Committee also considers the overall diversity of the experiences, characteristics, attributes, skills and backgrounds of candidates relative to those of other Board members and those represented by the Board as a whole to ensure that the Board has the right mix of skills, expertise and background.

        The Board does not have a formal policy regarding the consideration of director nominees recommended by stockholders, as to date IAC has not received any such recommendations. However, the Board would consider such recommendations if made in the future. Stockholders who wish to make such a recommendation should send the recommendation to IAC/InterActiveCorp, 555 West 18th Street, New York, New York 10011, Attention: Corporate Secretary. The envelope must contain a clear notation that the enclosed letter is a "Director Nominee Recommendation." The letter must identify the author as a stockholder, provide a brief summary of the candidate's qualifications and history, together with an indication that the recommended individual would be willing to serve (if elected), and must be accompanied by evidence of the sender's stock ownership. Any director recommendations will be reviewed by the Corporate Secretary and the Chairman, and if deemed appropriate, forwarded to the Nominating Committee for further review. If the Nominating Committee believes that the candidate fits the profile of a director described above, the recommendation will be shared with the entire Board.

        Communications with the IAC Board. Stockholders who wish to communicate with IAC's Board of Directors or a particular director may send any such communication to IAC/InterActiveCorp, 555 West 18th Street, New York, New York 10011, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Stockholder—Board Communication" or "Stockholder—Director Communication." All such letters must identify the author as a stockholder, provide evidence of the sender's stock ownership and clearly state whether the intended recipients are all members of the Board or a particular director or directors. The Corporate Secretary will then review such correspondence and forward it to the Board, or to the specified director(s), if appropriate.

The Board and Board Committees

        The Board. The Board met four times and acted by written consent twice during 2018. All then incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which they served during 2018. Directors are not required to attend annual meetings of IAC stockholders. Two members of the Board of Directors attended IAC's 2018 Annual Meeting of Stockholders.

        The Board currently has four standing committees: the Audit Committee, the Compensation and Human Resources Committee, the Nominating Committee and the Executive Committee.

        Board Committees. The following table sets forth the members of each Board committee and the number of meetings held by each such committee, and times that each such committee took action by written consent, during 2018. Each committee member identified below served in the capacities set forth in the table for all of 2018.

Name	Audit Committee	Compensation and Human Resources Committee	Nominating Committee	Executive Committee
Edgar Bronfman, Jr.(1).	—	—	X	X
Chelsea Clinton(1)	—	—	—	—
Barry Diller	—	—	—	X
Michael D. Eisner(1)	—	—	X	—
Bonnie S. Hammer(1)	—	Chair	—	—
Victor A. Kaufman	—	—	—	X
Joseph Levin	—	—	—	—
Bryan Lourd(1)	X	—	—	—
David Rosenblatt(1)	—	X	—	—
Alan G. Spoon(1)	Chair	—	—	—
Alexander von Furstenberg	—	—	—	—
Richard F. Zannino(1)	X	—	—	—
Number of Meetings	8	1	0	0
Number of Written Consents	0	5	1	5

(1)
Independent director.

        Audit Committee. The Audit Committee functions pursuant to a written charter adopted by the Board of Directors, the most recent version of which was filed as Appendix A to the Company's 2017 Annual Meeting proxy statement. The Audit Committee is appointed by the Board to assist the Board with a variety of matters described in the charter, which include monitoring: (i) the integrity of IAC's financial statements, (ii) the effectiveness of IAC's internal control over financial reporting, (iii) the qualifications and independence of IAC's independent registered public accounting firm, (iv) the performance of IAC's internal audit function and independent registered public accounting firm, (v) IAC's risk assessment and risk management policies as they relate to financial and other risk exposures and (vi) the compliance by IAC with legal and regulatory requirements. In fulfilling its purpose, the Audit Committee maintains free and open communication among its members, the Company's independent registered public accounting firm, the Company's internal audit function and Company management. The formal report of the Audit Committee is set forth on page 16.

        The Board has previously concluded that Mr. Spoon is an "audit committee financial expert," as such term is defined in applicable SEC rules and the Marketplace Rules.

        Compensation and Human Resources Committee. The Compensation and Human Resources Committee functions pursuant to a written charter adopted by the Board of Directors, the most recent version of which was filed as Appendix B to the Company's 2017 Annual Meeting proxy statement. The Compensation and Human Resources Committee is appointed by the Board to assist the Board with all matters relating to the compensation of the Company's executive officers and has overall responsibility for approving and evaluating all compensation plans, policies and programs of the Company as they relate to the Company's executive officers. The Compensation and Human Resources Committee may form and delegate authority to subcommittees and may delegate authority to one or more of its members. The Compensation and Human Resources Committee may also delegate to one or more of the Company's executive officers the authority to make grants of equity-based compensation to eligible individuals (other than directors or executive officers) to the extent allowed under applicable law. For additional information on IAC's processes and procedures for the consideration and determination of executive compensation and the related roles of the Compensation and Human Resources Committee, Company management and consultants, see the discussion under Compensation Discussion and Analysis generally beginning on page 20. The formal report of the Compensation and Human Resources Committee is set forth on page 26.

        Nominating Committee. The Nominating Committee functions pursuant to a written charter adopted by the Board of Directors, the most recent version of which was filed as Appendix C to the Company's 2017 Annual Meeting proxy statement. The Nominating Committee is appointed by the Board to assist the Board by: (i) identifying, reviewing and evaluating individuals qualified to become Board members, (ii) recommending director nominees for the next annual meeting of stockholders (and nominees to fill vacancies on the Board as necessary) and (iii) making recommendations with respect to the compensation and benefits of directors.

        Executive Committee. The Executive Committee has all the power and authority of the Board of Directors of IAC, except those powers specifically reserved to the Board by Delaware law or IAC's organizational documents.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Subject to stockholder ratification, the Audit Committee of the Board of Directors has appointed Ernst & Young LLP as IAC's independent registered public accounting firm for the fiscal year ending December 31, 2019.

        The Audit Committee annually evaluates the performance of Ernst & Young LLP and determines whether to continue to retain such firm or consider the retention of another firm. In appointing Ernst & Young LLP as IAC's independent registered public accounting firm for 2019, the Audit Committee considered: (i) the firm's performance as the Company's independent registered public accounting firm, (ii) the fact that firm has audited the financial statements of the Company (and its predecessors) since 1996, (iii) the firm's independence with respect to the services to be performed for the Company and (iv) the firm's strong and considerable qualifications and general reputation for adherence to professional auditing standards. In addition, in conjunction with the mandated rotation of the lead engagement partner every five years, the Audit Committee is directly involved in the selection of the new lead engagement partner.

        A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

        Ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present at the Annual Meeting in person or represented by proxy and voting together.

        The Board recommends that our stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for the fiscal year ending December 31, 2019.

AUDIT COMMITTEE MATTERS

Audit Committee Report

        The Audit Committee functions pursuant to a written charter adopted by the Board of Directors, the most recent version of which was filed as Appendix A to the Company's 2017 Annual Meeting proxy statement. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board of Directors with the monitoring of: (i) the integrity of IAC's financial statements, (ii) the effectiveness of IAC's internal control over financial reporting, (iii) the qualifications and independence of IAC's independent registered public accounting firm, (iv) the performance of IAC's internal audit function and independent registered public accounting firm, (v) IAC's risk assessment and risk management policies as they relate to financial and other risk exposures and (vi) the compliance by IAC with legal and regulatory requirements. It is not the duty of the Audit Committee to plan or conduct audits or to determine that IAC's financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. Management is responsible for the Company's financial reporting process, including systems of internal control over financial reporting. The independent registered public accountants are responsible for performing an independent audit of the Company's consolidated financial statements and the effectiveness of the Company's internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board, and to issue a report thereon. The Audit Committee's responsibility is to engage the independent auditor and otherwise to monitor and oversee these processes.

        In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of IAC included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 with IAC's management and Ernst & Young LLP, IAC's independent registered public accounting firm.

        The Audit Committee has discussed with Ernst & Young the matters required to be discussed by PCAOB Auditing Standard 1301, "Communications with Audit Committees." In addition, the Audit Committee has received the written disclosures and letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young's communications with the Audit Committee concerning independence and has discussed with Ernst & Young its independence from IAC and its management.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of IAC be included in IAC's Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Members of the Audit Committee

Alan G. Spoon (Chairperson)
Bryan Lourd
Richard F. Zannino

Fees Paid to Our Independent Registered Public Accounting Firm

        The following table sets forth fees for all professional services rendered by Ernst & Young LLP to IAC for the years ended December 31, 2018 and 2017:

	2018		2017
Audit Fees	$2,366,000	(1)	$2,797,750	(2)
Audit-Related Fees(3)	$50,000		$50,000

Total Audit and Audit-Related Fees	$2,416,000		$2,847,750
Tax Fees(4)	—		$14,800

Total Fees	$2,416,000		$2,862,550

(1)
Audit Fees in 2018 include: (i) fees associated with the annual audit of financial statements and internal control over financial reporting and the review of periodic reports, (ii) statutory audits (audits performed for certain IAC businesses in various jurisdictions abroad, which audits are required by local law) and (iii) fees for accounting consultations.

  Excludes 2018 Audit Fees in the total aggregate amount of $2,920,000 and $2,071,000 incurred and paid directly by Match Group, Inc. and ANGI Homeservices Inc., respectively.

(2)
Audit Fees in 2017 include: (i) fees associated with the annual audit of financial statements and internal control over financial reporting and the review of periodic reports, (ii) statutory audits (audits performed for certain IAC businesses in various jurisdictions abroad, which audits are required by local law), (iii) fees for services performed in connection with the offering of the 0.875% Exchangeable Senior Notes due October 1, 2022 by an IAC subsidiary, as well as the review and issuance of the related comfort letter and other services related to such offering, and (iv) fees for accounting consultations.

  Excludes 2017 Audit Fees in the total aggregate amount of $2,954,700 and $2,611,000 incurred and paid directly by Match Group, Inc. and ANGI Homeservices Inc., respectively.

(3)
Audit-Related Fees in both years include fees for benefit plan audits.

(4)
Tax Fees primarily include fees paid for tax compliance service. Tax Fees in the total aggregate amount of $2,400 were incurred and paid directly by Match Group, Inc. in 2017 and 2018 and have been excluded from the table above.

Audit and Non-Audit Services Pre-Approval Policy

        The Audit Committee has a policy governing the pre-approval of all audit and permitted non-audit services performed by IAC's independent registered public accounting firm in order to ensure that the provision of these services does not impair such firm's independence from IAC and its management. Unless a type of service to be provided by IAC's independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Audit Committee. Any proposed services in excess of pre-approved cost levels also require specific pre-approval by the Audit Committee. In all pre-approval instances, the Audit Committee considers whether such services are consistent with SEC rules regarding auditor independence.

        All Tax services require specific pre-approval by the Audit Committee. In addition, the Audit Committee has designated specific services that have the pre-approval of the Audit Committee (each of which is subject to pre-approved cost levels) and has classified these pre-approved services into one of three categories: Audit, Audit-Related and All Other (excluding Tax). The term of any pre-approval is twelve months from the date of the pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee reviews the list of pre-approved services from time to time and will revise it as and if appropriate. Pre-approved fee levels for all services to be provided by IAC's independent registered public accounting firm are established periodically from time to time by the Audit Committee.

        Pursuant to the pre-approval policy, the Audit Committee may delegate its authority to grant pre-approvals to one or more of its members, and has currently delegated this authority to its Chairperson. The decisions of the Chairperson (or any other member(s) to whom such authority may be delegated) to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services to Company management.

INFORMATION CONCERNING IAC EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

        Background information about IAC's current executive officers who are not director nominees is set forth below. For background information about IAC's Chairman and Senior Executive, Barry Diller, Chief Executive Officer, Joseph Levin, and Vice Chairman, Victor A. Kaufman, see the discussion under Information Concerning Director Nominees beginning on page 6.

        Glenn H. Schiffman, age 49, has served as Executive Vice President and Chief Financial Officer of IAC since April 2016 and served as Chief Financial Officer of ANGI Homeservices Inc. from September 2017 to March 2019. Prior to joining IAC, Mr. Schiffman served as Senior Managing Director at Guggenheim Securities, the investment banking and capital markets business of Guggenheim Partners, since March 2013. Prior to his tenure at Guggenheim Securities, Mr. Schiffman was a partner at The Raine Group, a merchant bank focused on advising and investing in the technology, media and telecommunications industries, from September 2011 to March 2013. Prior to joining The Raine Group, Mr. Schiffman served as Co-Head of the Global Media group at Lehman Brothers from 2005 to 2007 and Head of Investment Banking Asia-Pacific at Lehman Brothers (and subsequently Nomura) from April 2007 to January 2010, as well as Head of Investment Banking, Americas from January 2010 to April 2011 for Nomura. Mr. Schiffman's roles at Nomura followed Nomura's acquisition of Lehman's Asia business in 2008. In his not-for-profit affiliations, Mr. Schiffman is a member of the National Committee on United States-China Relations and serves as a Member of the Board of Visitors for the Duke University School of Medicine. Mr. Schiffman has served on the boards of directors of Match Group, Inc. and ANGI Homeservices Inc. since September 2016 and June 2017, respectively.

        Mark Stein, age 51, has served as Executive Vice President and Chief Strategy Officer of IAC since January 2016 and prior to that time, served as Senior Vice President and Chief Strategy Officer of IAC from September 2015. Mr. Stein previously served as both Senior Vice President of Corporate Development at IAC (from January 2008) and Chief Strategy Officer of IAC Search & Applications, the desktop software, mobile applications and media properties that comprised IAC's former Search & Applications segment (from November 2012). Prior to his service in these roles, Mr. Stein served in several other capacities for IAC and its businesses, including as Chief Strategy Officer of Mindspark Interactive Network from 2009 to 2012, and prior to that time as Executive Vice President of Corporate and Business Development of IAC Search & Media. Mr. Stein has served on the boards of directors of Match Group, Inc. and ANGI Homeservices Inc. since November 2015 and September 2017, respectively.

        Gregg Winiarski, age 48, has served as Executive Vice President, General Counsel and Secretary of IAC since February 2014 and previously served as Senior Vice President, General Counsel and Secretary of IAC from February 2009 to February 2014. Mr. Winiarski previously served as Associate General Counsel of IAC from February 2005, during which time he had primary responsibility for all legal aspects of IAC's mergers and acquisitions and other transactional work. Prior to joining IAC in February 2005, Mr. Winiarski was an associate with Skadden, Arps, Slate, Meagher & Flom LLP, a global law firm, from 1997 to February 2005. Prior to joining Skadden, Mr. Winiarski was a certified public accountant with Ernst & Young in New York. Mr. Winiarski has served on the boards of directors of Match Group, Inc. and ANGI Homeservices Inc. since October 2015 and June 2017, respectively.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Objectives

        Our executive officers whose compensation is discussed in this compensation discussion and analysis (the "CD&A"), and to whom we refer to as our named executives in this CD&A (the "NEOs") are:

  •
  Barry Diller, Chairman and Senior Executive;

  •
  Joseph Levin, Chief Executive Officer;

  •
  Glenn Schiffman, Executive Vice President and Chief Financial Officer;

  •
  Mark Stein, Executive Vice President and Chief Strategy Officer; and

  •
  Gregg Winiarski, Executive Vice President and General Counsel.

        Our executive officer compensation program is designed to increase long-term stockholder value by attracting, retaining, motivating and rewarding leaders with the competence, character, experience and ambition necessary to enable the Company to meet its growth objectives.

        Although IAC is a publicly traded company, we attempt to foster an entrepreneurial culture, and attract and retain senior executives with entrepreneurial backgrounds, attitudes and aspirations. Accordingly, when attempting to recruit and retain our executive officers, as well as other executives who may become executive officers at a later time, we compete not only with other public companies, but also with earlier stage companies, companies funded by private equity and venture capital firms and professional firms. We structure our compensation program so that we can compete in this varied marketplace for talent, with an emphasis on variable, contingent compensation and long-term equity ownership.

        While we consider market data in establishing broad compensation programs and practices and may periodically benchmark the compensation associated with particular executive positions, we do not definitively rely on competitive survey data or any benchmarking information in establishing executive compensation. The Company makes decisions based on a host of factors particular to a given executive's situation, including its firsthand experience with competition for recruiting executives and its understanding of the current environment, and believes that over-reliance on survey data, or a benchmarking approach, is too rigid and stale for the dynamic and fast changing marketplace for talent in which we compete.

        Similarly, we believe that arithmetic approaches to measuring and rewarding short-term performance often fail to adequately take into account the multiple factors that contribute to success at the individual executive and business level. In any given period, the Company may have multiple objectives, and these objectives (and their relative importance) often change as competitive and strategic landscapes shift. Accordingly, we have historically avoided the use of strict formulas in our annual bonus program, believing that they often over-compensate or under-compensate a given performance level. We instead rely primarily on an approach that, while based on clear objectives, is not formulaic and allows for the exercise of discretion in setting final bonus amounts.

        In addition, we are of the view that long-term incentive compensation in the form of equity awards aligns the interests of executives with the interests of our long-term stockholders, and to further this important goal, equity awards play a prominent role in our overall compensation program. The form of equity awards has changed from time to time over the years. We have used non-qualified stock options as the predominant equity incentive vehicle for our executives for many years. In 2019, we introduced performance-based restricted stock unit awards for our executive officers. We made this change to reduce the dilutive impact of equity awards made to our executives (relative to stock options), while still aligning the interests of our executives with those of our shareholders. We will continue to evaluate the appropriate form of equity-based incentive awards as market conditions evolve.

        We believe that the Company's executive officer compensation program puts the substantial majority of compensation at risk, rewards both individual executive and corporate performance in a targeted fashion, pays amounts appropriate to attract and retain those key individuals necessary to grow the Company and aligns the interests of our key executives with the interests of our stockholders. We continuously evaluate our program and make changes as we deem appropriate. We presented a "Say-on-Pay" item to stockholders in 2017, which called for an advisory, non-binding vote regarding the compensation of our named executive officers in 2016 as described in the 2017 Annual Meeting proxy statement. On this item, over 97% of the votes cast were in favor of the resolution. In light of strong stockholder support, we concluded that no revisions were necessary to our executive officer compensation program as a direct result of that advisory vote.

Roles and Responsibilities

        The Compensation and Human Resources Committee of the Company's Board of Directors (for purposes of this CD&A, the "Committee") has primary responsibility for establishing the compensation of the Company's executive officers. All compensation decisions referred to throughout this CD&A have been made by the Committee, based (in part) on recommendations from Messrs. Diller and Levin (as described below). The Committee currently consists of Ms. Hammer (Chairperson) and Mr. Rosenblatt.

        The executive officers participate in structuring Company-wide compensation programs and in establishing appropriate bonus and equity pools. In early 2019, Mr. Diller met with the Committee and discussed his views of corporate and individual executive officer performance for 2018 for Messrs. Levin, Schiffman, Stein and Winiarski, and his recommendations for annual bonuses for these executive officers. Messrs. Diller and Levin had previously discussed Mr. Levin's views of the individual performance of each of Messrs. Schiffman, Stein and Winiarski, and those views were incorporated into Mr. Diller's recommendations. Mr. Diller also discussed his views on his own performance with the Committee. Following these discussions, the Committee met in an executive session to discuss these recommendations. After consideration of these recommendations, the Committee ultimately determined the annual bonus amount for each executive officer. In establishing a given executive officer's compensation package, each individual component is evaluated independently and in relation to the package as a whole. Prior earning histories and outstanding long-term compensation arrangements are also reviewed and taken into account. However, we do not believe in any formulaic relationship or targeted allocation between these elements. Instead, each individual executive's situation is evaluated on a case-by-case basis each year, considering the variety of relevant factors at that time.

        From time to time, the Committee has solicited the advice of consulting firms and engaged legal counsel. No such consulting firms or legal counsel were engaged during 2018.

        In addition, from time to time, the Company may solicit survey or peer compensation data from various consulting firms. In 2018, the Company engaged Compensation Advisory Partners ("CAP") to provide comparative market data in connection with the Company's own analysis of its equity compensation practices, but neither CAP nor any other compensation consultant engaged by the Company had any role in determining or recommending the amount or form of executive compensation for 2018.

Compensation Elements

        Our compensation packages for executive officers primarily consist of salary, annual bonuses, IAC equity awards and, in certain instances, perquisites and other benefits.

        Salary. We typically negotiate a new executive officer's starting salary upon arrival, based on the executive's prior compensation history, prior compensation levels for the particular position within the Company, the Company's New York City location, salary levels of other executive officers within the Company and salary levels available to the individual in alternative opportunities. Salaries can increase based on a number of factors, including the assumption of additional responsibilities and other factors that demonstrate an executive officer's increased value to the Company. No executive officer's salary was adjusted during 2018.

  Annual Bonuses

        General. Our bonus program is designed to reward performance on an annual basis and annual bonuses are discretionary. Because of the variable nature of the bonus program, and because in any given year bonuses can make up the significant majority of an executive officer's cash compensation, the bonus program provides a strong incentive for our executive officers to achieve annual corporate objectives. We generally pay bonuses shortly after year-end following finalization of financial results for the prior year.

        In making its determinations regarding individual annual bonus amounts, the Committee considers a variety of factors, such as growth in profitability or achievement of strategic objectives by the Company, and, to a lesser extent, an individual's performance and contribution to the Company. The Committee does not quantify the weight given to any specific element or otherwise follow a formulaic calculation. Rather, the Committee engages in an overall assessment of appropriate bonus levels based on a subjective interpretation of all relevant criteria.

        2018 Bonuses. For 2018, the Committee considered a variety of factors, including:

  •
  Operating results.  Revenue increased 29% over the prior year, driven by strong growth from Match Group, increases at ANGI Homeservices, and growth at each of our other segments. Operating Income and Adjusted EBITDA increased 200% and 72%, respectively, to the Company's highest levels since prior to when the multi-spins were completed in 2008.

  •
  Strategic initiatives.  During 2018, the Company completed a number of acquisitions across our business portfolio to enhance product offerings, including BlueCrew, Handy Technologies, TelTech Systems, Hinge and iTranslate; and continued to rationalize our asset portfolio in order to focus on our core businesses, resulting in, among other things, the dispositions of Electus, Dictionary LLC, Felix Calls, LLC and CityGrid Media, LLC. Significantly, the Company completed the integration of Angie's List and HomeAdvisor following their combination in late 2017 and saw strong growth in that business.

  •
  Financings and Cash Position.  During 2018, the Company: (i) altered its debt maturity profile by extending to 2023 the expiration dates of the ANGI Homeservices term loan and the revolving credit facilities for IAC and Match Group and (ii) ANGI Homeservices entered into its own five-year revolving credit facility, creating additional flexibility for the Company. In addition, the

    Company ended the year with $2.1 billion of cash and cash equivalents on a consolidated basis, which we believe positions us for long-term growth as we continue to invest in our businesses and identify new opportunities for expansion.

  •
  Share price appreciation.  The Company's share price increased more than 48% during 2018, compared to losses in The Nasdaq Stock Market and the S&P 500.

        While the factors noted above were the primary ones considered in setting bonus award amounts, the Committee also considered each executive officer's role and responsibilities, the relative contributions made by each executive officer during the year and the relative size of the bonuses paid to the other executive officers. With respect to 2018 bonuses for our NEOs, the Committee considered the following with respect to: (i) Mr. Diller, his continued role in providing strategic direction for the Company overall, (ii) Mr. Levin, his continuing focus on managing the day-to-day business operations of the Company and participating in the development of strategic initiatives for the Company, (iii) Mr. Schiffman, his role in the successful completion of financing transactions and a number of acquisitions and dispositions, as well as his continuing role in the day-to-day oversight of the business operations of the Company, (v) Mr. Stein, participating in the development of strategy for several of the Company's businesses, and (vi) Mr. Winiarski, his role in managing the successful completion of a number of acquisitions and dispositions, including his involvement in the Company's financing efforts and his ongoing oversight of the Company's litigation, regulatory and compliance efforts.

        As noted above, in setting individual bonus amounts, the Committee did not quantify the weight assigned to any specific factor, nor did it apply a formulaic calculation. In setting bonus amounts, the Committee generally considered the Company's overall performance, the amount of bonus for each NEO relative to other Company executives and the recommendations of the Chairman and Senior Executive and the Chief Executive Officer. In addition, the Committee considered achievements in 2018 as compared to achievements and bonus levels in prior years.

        Executive officer bonuses tend to be highly variable from year-to-year depending on the performance of the Company and, in certain circumstances, individual executive officer performance. Accordingly, we believe our executive officer bonus program provides strong incentives to reach the Company's annual goals.

  Long-Term Incentives

        General. Due to our entrepreneurial philosophy, we believe that providing a meaningful equity stake in our business is essential to create compensation opportunities that can compete, on a risk-adjusted basis, with entrepreneurial employment alternatives. In addition, we believe that ownership shapes behavior, and that by providing compensation in the form of equity awards, we align executive officer incentives with stockholder interests in a manner that we believe drives superior performance over time.

        While there is currently no formal stock ownership or holding requirement for executive officers, our executive officers generally have historically held a significant portion of their stock awards (net of tax withholdings) well beyond the relevant vesting dates.

        In establishing equity awards for an executive officer for any given period, the amount of outstanding unvested and/or unexercised equity awards, as well as previously earned or exercised equity awards, is reviewed and evaluated on an individual-by-individual basis. In setting award levels, the predominant considerations are providing the executive officer with effective retention incentives, appropriate reward for past performance, incentives for strong future performance and competitive conditions. The annual corporate performance factors relevant to setting bonus amounts, while considered, are generally less relevant in determining the type and level of equity awards, as the awards tend to be more forward looking, and are a longer-term retention and reward instrument relative to our annual bonuses.

        The Company's usual practice is to schedule the Committee meetings at which awards are to be granted well in advance, without regard to the timing of the release of earnings or other material information.

        2018 Equity Awards. In March 2018, the Committee granted 80,000 stock options to Mr. Schiffman with an exercise price of $152.53, the closing price of the Company's common stock on the grant date, and which will vest 50% on each of February 15, 2021 and February 15, 2022; provided, that the vesting of 50% of these options is also subject to the requirement that the closing price per share of the Company's common stock during any twenty consecutive days during which the award is outstanding equals or exceeds $200 per share. This performance condition has been met. In addition, following vesting, these options shall only be exercisable after February 15, 2022.

        No other executive officer received an equity award in 2018, as the Committee considered outstanding equity awards then held by each other executive officer and the amount realizable from those awards based the Company's stock price at the time of the Committee meeting, and the significant appreciation in the Company's stock price since the last time equity was awarded to the executive officers.

        2019 Equity Awards. During the first quarter of 2019, the Committee awarded performance-based restricted stock units ("PSUs") to our executive officers. A base number of PSUs was communicated to each executive, who had the choice between two types of PSUs (or a combination of the two choices): (i) the base number of PSUs, with vesting conditioned upon IAC's stock price increasing by at least 20% ($267.00) within 3 years of the grant date or (ii) twice the base number of PSUs, with vesting conditioned upon IAC's stock price increasing by at least 50% ($333.75) within 5 years of the grant date. If the stock price target is not achieved by the end of the 3-or 5-year window, no PSUs will vest. However, once the stock price target is met, the award will vest and the executive officer will be required to hold the underlying shares until the earlier of the first anniversary of the vesting date or the end of the original 3 or 5-year term. The awards also provided the opportunity for a portion of each award to vest upon termination of employment, subject to the stock price target being met within the original 3- or 5-year term of the award. Each executive officer elected to receive 50% of his award as 3-year PSUs and 50% of his award as 5-year PSUs, as follows:

Name	Number of 3-Year PSUs	Number of 5-Year PSUs
Barry Diller	11,851	23,703
Joseph Levin	22,471	44,943
Glenn H. Schiffman	8,988	17,977
Mark Stein	4,494	8,988
Gregg Winiarki	4,491	8,988

        The Committee believes that the new PSUs properly align incentives with those of our stockholders, and serve as a good mechanism to link executive compensation to long-term Company performance while encouraging an appropriate amount of risk taking and fostering a culture of high performance.

2018 Employment Agreement

        New Employment Agreement for Mr. Stein. Effective June 28, 2018 (the "Effective Date"), IAC and Mr. Stein, the Company's Chief Strategy Officer, entered into an employment agreement (the "Employment Agreement"). The Employment Agreement has a scheduled term of one year from the Effective Date and provides for automatic renewals for successive one year terms absent written notice from IAC or Mr. Stein ninety days prior to the expiration of the then current term. The Employment Agreement provides that Mr. Stein will be eligible to receive an annual base salary (currently $550,000), discretionary annual cash bonuses, equity awards and such other employee benefits as may be reasonably determined by the Committee.

        Upon a termination of Mr. Stein's employment by IAC without "cause" (and other than by reason of death or disability), Mr. Stein's resignation for "good reason" or the timely delivery of a non-renewal notice by IAC (a "Qualifying Termination"), and subject to the execution of a release and compliance with the restrictive covenants set forth below: (i) IAC will continue to pay Mr. Stein his annual base salary for a period of twelve months following such termination (the "Severance Period"), (ii) all IAC equity awards (including any cliff vesting awards, which shall be pro-rated as though such awards had an annual vesting schedule) held by Mr. Stein on the date of the Qualifying Termination that would have otherwise vested during the Severance Period shall vest as of the date of such termination, and (iii) all vested and outstanding IAC stock options held by Mr. Stein as of the date of such Qualifying Termination (including any stock options that vested pursuant to the acceleration rights described above), shall remain outstanding and exercisable for eighteen months from the date of such termination.

        Pursuant to his agreement, Mr. Stein is bound by a covenant not to compete with IAC's businesses during the term of his employment and during the Severance Period and covenants not to solicit IAC's employees or business partners during the term of his employment and for eighteen months after a Qualifying Termination. In addition, Mr. Stein agreed not to use or disclose any confidential information of IAC or its affiliates.

Change of Control

        The Company's equity awards for senior executive officers generally include a so-called "double-trigger" change of control provision, which provides for the acceleration of the vesting of outstanding equity awards in connection with a change of control only when an award holder suffers an involuntary termination of employment during the two year period following such change of control. The Committee believes that providing for the acceleration of the vesting of equity awards after an involuntary termination will assist in the retention of our executive officers through a change of control transaction. For purposes of this discussion and the discussion below under the heading "Severance," we use the term "involuntary termination" to mean both a termination by the Company without "cause" and a resignation by the executive for "good reason" or similar construct.

Severance

        We generally provide executive officers with some amount of salary continuation and the acceleration of the vesting of some equity awards in the event of an involuntary termination of employment. Because we tend to promote our executive officers from within, after competence and commitment have generally been established, we believe that the likelihood of the vesting of equity awards being accelerated is typically low, and yet we believe that through providing this benefit we increase the retentive effect of our equity program, which serves as our most important retention incentive. The Company generally does not provide for the acceleration of the vesting of equity awards in the event an executive voluntarily resigns from the Company.

Other Compensation

        General. We provide Messrs. Diller and Levin with various non-cash benefits as part of their overall compensation packages. Under certain limited circumstances, other executive officers have also received non-cash benefits. The value of these benefits is calculated under appropriate rules and is taken into account as a component of compensation when establishing overall compensation levels. The value of all non-cash benefits is reported under the All Other Compensation column in the Summary Compensation Table on page 27 pursuant to applicable SEC rules. Our executive officers do not participate in any deferred compensation or retirement programs other than the Company's 401(k) plan. Other than a tax gross-up related to certain relocation benefits provided to Mr. Schiffman in connection with his moving to the New York City metropolitan area to assume the role of Executive Vice President and Chief Financial Officer, we did not gross-up any benefits provided to any executive officer in 2018. Other than those described specifically below, our executive officers do not partake in any benefit programs, or receive any significant perquisites, distinct from the Company's other employees.

        Mr. Diller. Pursuant to Company policy, Mr. Diller is required to travel, both for business and personal purposes, on corporate aircraft. In addition to serving general security interests, this means of travel permits him to travel non-stop and without delay, to remain in contact with the Company while he is traveling, to change his plans quickly in the event Company business requires and to conduct confidential Company business while flying, be it telephonically, by e-mail or in person. These interests are similarly furthered on both business and personal flights, as Mr. Diller typically provides his services to the Company while traveling in either case. Nonetheless, the incremental cost to the Company of his travel for personal purposes is reflected as compensation to Mr. Diller from the Company, and is taken into account in establishing his overall compensation package. In certain years and for certain personal use of Company-owned aircraft, Mr. Diller has reimbursed the Company at the maximum rate allowable under applicable rules of the Federal Aviation Administration.

        Additionally, the Company provides Mr. Diller with access to certain automobiles for business and personal use. We also provide certain Company-owned office space and IT equipment for use by certain individuals who work for Mr. Diller personally. These uses are valued by the Company at their incremental cost to the Company or, in the case of the use of office space (where there is no discernible incremental cost), at the cost used for internal allocations of office space for corporate purposes.

        Mr. Levin. Pursuant to Company policy, Mr. Levin is encouraged to travel, both for business and personal purposes, on corporate aircraft for the same reasons as set forth above for Mr. Diller. The incremental cost to the Company of his travel for personal purposes is reflected as compensation to Mr. Levin from the Company, and is taken into account in establishing his overall compensation package.

        Mr. Schiffman. As part of the agreement for Mr. Schiffman to move to the New York City metropolitan area to accept the position of Executive Vice President and Chief Financial Officer, the Company agreed to compensate Mr. Schiffman for various costs of relocating from Austin, Texas. The majority of these costs were incurred during 2016; however certain housing costs and associated tax gross-ups were incurred during 2017 and 2018. We do not expect these amounts to be recurring, and though the applicable compensation disclosure rules require us to disclose the value of these items as compensation, we did not take them into account in determining the other components of Mr. Schiffman's compensation, as we view them as a cost to the Company in facilitating Mr. Schiffman's move to the New York City metropolitan area.

Tax Deductibility

        Under Section162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), compensation paid to certain current and former NEOs in excess of $1 million is generally not tax deductible. Prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the "Tax Act"), this limitation did not apply to compensation paid to the chief financial officer or to compensation based on achievement of pre-determined objective performance goals if certain requirements were met. Historically, the Committee has structured certain compensation with the intention of complying with the performance-based compensation exemption from Section 162(m) of the Code. A number of requirements must be met for particular compensation to qualify, however, and there can be no assurance that any compensation awarded would be fully deductible under all circumstances. In addition, in appropriate circumstances the Committee may approve elements of compensation for certain executive officers that are not fully deductible.

        The exemption from the deduction limit for performance-based compensation set forth in Section 162(m) of the Code has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation in excess of $1 million paid to our current named executive officers, including our Chief Financial Officer, and certain former named executive officers, will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Despite the Committee's efforts to structure certain compensation to be exempt from Section 162(m) of the Code and therefore not subject to its deduction limits, there can be no assurance that this compensation will be fully deductible because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the exemption from the deduction limit set both in Section 162(m) of the Code. In addition, the Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) of the Code if it determines that such modifications are consistent with the Company's best interests.

COMPENSATION AND HUMAN RESPOURCES COMMITTEE REPORT

        The Compensation and Human Resources Committee has reviewed the Compensation Discussion and Analysis and discussed it with Company management. In reliance on its review and the discussions referred to above, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in IAC's 2018 Annual Report on Form 10-K and this proxy statement.

Members of the Compensation and Human Resources Committee

Bonnie S. Hammer (Chairperson)
David Rosenblatt

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The membership of the Compensation and Human Resources Committee consisted of Ms. Hammer and Mr. Rosenblatt during 2018. Neither of them has ever been an officer or employee of IAC at any time during their respective service on the committee.

EXECUTIVE COMPENSATION

Overview

        The Executive Compensation section of this proxy statement sets forth certain information regarding total compensation earned by our named executives in 2018, as well as Company equity awards granted to our named executives in 2018, Company equity awards held by our named executives on December 31, 2018 and the dollar value realized by our named executives upon the vesting and exercise of equity awards during 2018.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Barry Diller	2018	$500,000	$3,000,000	—	—	$503,245	$4,003,245
Chairman and Senior	2017	$500,000	$2,000,000	—	—	$683,658	$3,183,658
Executive	2016	$500,000	$2,000,000	—	—	$1,184,234	$3,684,234
Joseph Levin	2018	$1,000,000	$5,000,000	—	—	$315,554	$6,315,554
Chief Executive Officer	2017	$1,000,000	$4,000,000	—	$7,662,000	$378,729	$13,040,729
	2016	$1,000,000	$2,500,000	$4,037,000	$2,580,000	$358,980	$10,475,980
Glenn H. Schiffman(4)	2018	$600,000	$3,500,000	—	$4,315,200	$149,612	$8,564,812
Executive Vice President and	2017	$600,000	$2,500,000	—	$3,831,000	$46,059	$6,977,059
Chief Financial Officer	2016	$420,000	$1,750,000	—	$2,942,000	$225,586	$5,337,586
(since April 2016)
Mark Stein	2018	$550,000	$2,000,000	—	—	$8,250	$2,558,250
Executive Vice President and	2017	$550,000	$1,500,000	—	$3,831,000	$24,213	$5,905,213
Chief Strategy Officer	2016	$550,000	$1,000,000	—	$1,935,000	$7,950	$3,492,950
Gregg Winiarski	2018	$500,000	$2,000,000	—	—	$8,250	$2,508,250
Executive Vice	2017	$500,000	$1,750,000	—	$2,554,000	$8,100	$4,812,100
President and General	2016	$500,000	$1,250,000	—	$1,290,000	$7,950	$3,047,950
Counsel

(1)
Reflects the dollar value of RSU awards, calculated by multiplying the closing price of IAC common stock on the grant date by the number of RSUs awarded.

(2)
Unless otherwise indicated, these amounts represent the grant date fair value of stock option awards using the Black-Scholes option pricing model. For details regarding the assumptions used to calculate these amounts in 2018, see footnote 3 to the Grants of Plan-Based Awards in 2018 table on page 29.

(3)
Additional information regarding all other compensation amounts for each named executive in 2018 is as follows:

	Barry Diller	Joseph Levin	Glenn H. Schiffman	Mark Stein	Gregg Winiarski
Personal use of Company aircraft(a)	$433,793	$282,257	$52,624	—	—
Taxable gift	—	$25,047	—	—	—
Relocation costs and related tax reimbursements(b)	—	—	$88,738	—	—
401(k) plan Company match	$8,250	$8,250	$8,250	$8,250	$8,250
Miscellaneous(c)	$61,202	—	—	—	—

	$503,245	$315,554	$149,612	$8,250	$8,250

(a)
Pursuant to the Company's Airplane Travel Policy, Mr. Diller is required to travel by Company-owned or chartered aircraft for both business and personal purposes and Mr. Levin is encouraged to use Company aircraft (either Company-owned or aircraft in which IAC has purchased a fractional interest) for business and personal travel when doing so would serve the interests of the Company. See the discussion regarding airplane travel under Compensation Discussion and Analysis on page 25. Amounts in the table above for each named executive reflect incremental cost to the Company for personal use of Company-owned aircraft and/or aircraft in which IAC has purchased a fractional interest, as applicable. We calculate the incremental cost to the Company for personal use of both types of aircraft based on the average variable operating costs to the Company. In the case of Company-owned aircraft, variable operating costs include fuel, certain maintenance costs, navigation fees, on-board catering, landing fees, crew travel expenses and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Company aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use. Incremental costs do not include fixed costs that do not change based on usage, such as pilots' salaries, the purchase costs of Company-owned aircraft, insurance, scheduled maintenance and non-trip related hangar expenses. In the case of aircraft in which IAC has purchased a fractional interest, variable costs are calculated by multiplying the hours flown for personal use by the hourly flight and fuel charges, plus airport arrival and/or departure fees (if applicable), and do not include monthly management fees for such aircraft. In the event a named executive has family members or other guests accompany him on a business or personal trip, such travel (while it does not result in any incremental cost to the Company) results in the imputation of taxable income to the relevant named executive, the amount of which is calculated in accordance with applicable Internal Revenue Service rules.

(b)
Reflects $47,741 paid to or on behalf of Mr. Schiffman for certain costs related to the relocation of him and his family to the New York City metropolitan area in 2016 and $40,997 in related tax reimbursements on income imputed to Mr. Schiffman for these costs.

(c)
Represents the total amount of other benefits provided to Mr. Diller, none of which individually exceeded 10% of the total value of all perquisites and personal benefits. The total amount of other benefits provided reflects: (i) lease payments, parking, fuel, maintenance and other costs associated with Mr. Diller's personal use of two automobiles leased and maintained by IAC, (ii) an allocation (based on square footage) of costs for the use of IAC office space by certain individuals who work for Mr. Diller personally and (iii) an allocation (based on the number of personal computers and communication devices supported by IAC)

  of costs relating to the use by such individuals of the Company's information technology technical support and certain communications equipment.

(4)
In addition to his role as Executive Vice President and Chief Financial Officer of IAC, Mr. Schiffman served as Chief Financial Officer of ANGI Homeservices Inc. from September 2017 to March 2019. For the fiscal year ended December 31, 2018 and the period commencing on September 29, 2017 through December 31, 2017, $641,334 and $240,625, respectively, of Mr. Schiffman's IAC compensation reflected above was allocated to ANGI Homeservices Inc. for his services as its Chief Financial Officer pursuant to a services agreement between us and ANGI Homeservices Inc.

Grants of Plan-Based Awards in 2018

        The table below provides information regarding all IAC stock options granted to our named executives in 2018. No IAC RSUs were granted to our named executives in 2018.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Barry Diller	—	—	—	—
Joseph Levin	—	—	—	—
Glenn H. Schiffman	3/2/18	80,000	$152.53	$4,315,200
Mark Stein	—	—	—	—
Gregg Winiarski	—	—	—	—

(1)
Consists of: (i) 40,000 stock options that vest in two equal installments on February 15, 2021 and 2022, subject to continued service, and become exercisable on February 16, 2022, and (ii) 40,000 performance stock options that vest in two equal installments on February 15, 2021 and 2022, subject to continued service and the satisfaction of a performance condition (specifically, that the closing price per share of IAC common stock must equal or exceed $200.00 during any twenty consecutive trading days during the period in which the stock options remain outstanding), and become exercisable on February 16, 2022. As of December 31, 2018, the performance condition described in (ii) above had been satisfied.

(2)
The exercise price is equal to the fair market value per share (as defined in the applicable stock and annual incentive plan) of IAC common stock on the grant date.

(3)
Reflects the grant date fair value of stock option awards using the Black-Scholes option pricing model. The Black-Scholes option pricing model incorporates various assumptions, including expected volatility (based on the historical volatility of IAC common stock), risk-free interest rates (based on U.S. Treasuries with terms comparable to those of the stock options), expected term (based on the historical exercise behavior of our employees) and dividend yield (based on IAC's historical dividend payments). The assumptions used to calculate the amount in the table above for the stock option awards granted to Mr. Schiffman were an expected volatility rate of 27.30%, a risk-free interest rate of 2.733%, an expected term of 6.23 years and no dividend yield.

Outstanding Equity Awards at 2018 Fiscal Year-End

        The table below provides information regarding IAC equity awards held by our named executives on December 31, 2018. The market value of all RSU awards is based on the closing price of IAC common stock on December 31, 2018 ($183.04).

	Option Awards						Stock Awards(1)
Name	Number of securities underlying unexercised options (#)		Number of securities underlying unexercised options (#)		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
	(Exercisable)		(Unexercisable)
Barry Diller	300,000		—		$31.89	4/20/21	—	—
	375,000	(2)	125,000	(2)	$67.45	3/29/25	—	—
	375,000	(2)	125,000	(2)	$84.31	3/29/25	—	—
Joseph Levin	100,000		—		$60.00	2/2/22	—	—
	112,500		—		$45.78	2/2/22	—	—
	100,000		—		$66.30	8/1/24	—	—
	300,000	(3)	100,000	(3)	$77.26	6/24/25	—	—
	100,000	(2)	100,000	(2)	$40.37	2/10/26	—	—
	75,000	(2)	225,000	(2)	$76.00	2/14/27	—	—
	—		—		—	—	120,834	$22,117,455
Glenn H. Schiffman	95,000	(2)	100,000	(2)	$45.78	4/7/26	—	—
	37,500	(2)	112,500	(2)	$76.00	2/14/27	—	—
	—		80,000	(4)	$152.53	3/2/28	—	—
Mark Stein	100,000		—		$60.00	2/2/22	—	—
	150,000	(5)	50,000	(5)	$70.88	9/17/25	—	—
	75,000	(2)	75,000	(2)	$40.37	2/10/26	—	—
	37,500	(2)	112,500	(2)	$76.00	2/14/27	—	—
	—		—		—	—	12,500	$2,288,000
Gregg Winiarski	175,000		—		$45.78	2/2/22	—	—
	44,005		—		$47.06	5/3/23	—	—
	125,000		—		$71.55	3/28/24	—	—
	75,000	(2)	25,000	(2)	$61.68	2/11/25	—	—
	50,000	(2)	50,000	(2)	$40.37	2/10/26	—	—
	25,000	(2)	75,000	(2)	$76.00	2/14/27	—	—

(1)
The table below provides the following information regarding RSUs held by each of our named executives on December 31, 2018: (i) the grant date of each award, (ii) the number of RSUs outstanding on December 31, 2018, (iii) the market value of RSUs outstanding on December 31, 2018 and (iv) the vesting schedule for each award.

Name and Grant Date	Number of Unvested RSUs as of 12/31/18 (#)	Market Value of Unvested RSUs as of 12/31/18 ($)	RSUs Vesting in 2019 (#)
Barry Diller	—	—	—
Joseph Levin
7/29/14	87,500	$16,016,000	87,500
2/10/16	33,334	$6,101,455	33,334
Glenn H. Schiffman	—	—	—
Mark Stein
9/17/15	12,500	$2,288,000	12,500
Gregg Winiarski	—	—	—
(2)
These stock options vested/vest in four equal installments on the anniversary of the applicable grant date, subject to continued service.

(3)
Consists of: (i) 200,000 stock options that vested/vest in four equal installments on the anniversary of the grant date, subject to continued service (150,000 of which were vested on December 31, 2018), and (ii) 200,000 performance stock options that vested/vest in four equal installments on the anniversary of the grant date, subject to continued service, and become exercisable if the closing price per share of IAC common stock equals or exceeds $115.89 during any twenty consecutive trading days during the period in which the stock options are outstanding. As of December 31, 2018, the performance condition described in (ii) above had been satisfied and 150,000 performance stock options were vested and exercisable.

(4)
Consists of: (i) 40,000 stock options that vest in two equal installments on February 15, 2021 and 2022, subject to continued service, and become exercisable on February 16, 2022, and (ii) 40,000 performance stock options that vest in two equal installments on February 15, 2021 and 2022, subject to continued service and the satisfaction of a performance condition (specifically, that the closing price per share of IAC common stock must equal or exceed $200.00 during any twenty consecutive trading days during the period in which the stock options remain outstanding), and become exercisable on February 16, 2022. As of December 31, 2018, the performance condition described in (ii) above had been satisfied.

(5)
Consists of: (i) 100,000 stock options that vested/vest in four equal installments on the anniversary of the grant date, subject to continued service (75,000 of which were vested as of December 31, 2018), and (ii) 100,000 performance stock options that vested/vest in four equal installments on the anniversary of the grant date, subject to continued service, and become exercisable if the closing price per share of IAC common stock equals or exceeds $106.32 during any twenty consecutive trading days during the period in which the stock options are outstanding. As of December 31, 2018, the performance condition described in (ii) above had been satisfied and 75,000 performance stock options were vested and exercisable.

2018 Option Exercises and Stock Vested

        The table below provides information regarding the number of shares acquired by our named executives upon the exercise of IAC stock options and the vesting of IAC RSU awards in 2018 and the related value realized, excluding the effect of any applicable taxes. The dollar value realized upon the exercise of stock options represents the difference between the sale price of the shares acquired upon exercise and the exercise price of the stock options, multiplied by the number of stock options exercised. The dollar value realized upon the vesting of RSUs represents the closing price of IAC common stock on the vesting date, multiplied by the number of RSUs vesting.

Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting ($)
Barry Diller	—	—	—	—
Joseph Levin	—	—	—	—
Glenn H. Schiffman	5,000	$785,750	—	—
Mark Stein	—	—	12,500	$2,746,875
Gregg Winiarski	—	—	—	—

Estimated Potential Payments Upon Termination or Change in Control of IAC

  Overview

        Certain of our employment agreements, equity award agreements and/or omnibus stock and annual incentive plans entitle our named executives to continued base salary payments, the acceleration of the vesting of IAC equity awards and/or extended post-termination exercise periods for IAC stock options upon certain terminations of employment (including certain terminations during specified periods following a change in control of IAC).

        Certain amounts that would have become payable to our named executives upon the events described above (as and if applicable), assuming that the relevant event occurred on December 31, 2018, are described and quantified in the table below. These amounts, which exclude the effect of any applicable taxes, are based on the named executive's base salary, the number of IAC stock options and/or RSUs outstanding on December 31, 2018 and the closing price of IAC common stock ($183.04) on December 31, 2018. In addition to these amounts, certain other amounts and benefits generally payable and made available to other Company employees upon a termination of employment, including payments for accrued vacation time and outplacement services, will generally be payable/provided to named executives.

  Amounts and Benefits Payable Upon a Qualifying Termination

        Mr. Diller. No payments would have been made to Mr. Diller pursuant to any agreement between him and the Company upon a termination without cause or due to death or disability or a resignation for good reason on December 31, 2018.

        Mr. Levin. Upon a termination without cause (and other than by reason of death or disability) or resignation for good reason (a "Qualifying Termination") on December 31, 2018, pursuant to the terms of his employment agreement, Mr. Levin would have been entitled to:

  •
  receive base salary through the later of: (i) the end of the term of his employment agreement, which expires on November 21, 2020, and (ii) twelve months from the date of such Qualifying Termination (the longer of (i) and (ii), the "Severance Period"), subject to the execution and non-revocation of a release and compliance with customary post-termination covenants, and subject to offset for any amounts earned from other employment during the Severance Period;

  •
  the vesting of all outstanding and unvested IAC equity awards granted prior to November 21, 2017 (the "Existing Awards") that would have otherwise vested during the Severance Period;

  •
  the partial vesting of outstanding and unvested IAC equity awards (including any cliff vesting awards, which shall be pro-rated as though such awards had an annual vesting schedule) granted after November 21, 2017 (the "Future Awards") in amounts equal to the number that would have otherwise vested in accordance with the terms of such awards during the twelve-month period following such Qualifying Termination; and

  •
  continue to have the ability to exercise his vested stock options (including any stock options that vested pursuant to the acceleration rights described above) through June 30, 2020.

        For Mr. Levin, "good reason" means: (i) a material reduction in his title, duties or level of responsibilities, (ii) a material reduction in his base salary, (iii) the relocation of his principal place of employment outside of New York, New York, (iv) the failure of IAC to nominate him to stand for election to IAC's Board of Directors or his removal from IAC's Board of Directors (other than by reason of death, disability or a voluntary termination), (v) him ceasing to report to IAC's Chairman and Senior Executive and (vi) any other action or inaction that constitutes a material breach by IAC of his employment agreement, in each case, without the written consent of Mr. Levin or that is not cured promptly after notice.

        In addition, upon a termination of Mr. Levin's employment due to his death on December 31, 2018, pursuant to the terms of his employment agreement: (i) his designated beneficiary would have been entitled to receive his base salary through the end of the month of his death, and (ii) his estate would have been entitled to: (A) the partial vesting of outstanding and unvested Existing and Future Awards in amounts equal to the number that would have otherwise vested in accordance with the terms of such awards during the twelve month period following his death, and (B) continue to have the ability to exercise his vested stock options (including any stock options that vested pursuant to the acceleration rights described above) through June 30, 2020.

        Mr. Schiffman. Upon a Qualifying Termination on December 31, 2018, pursuant to the terms of his employment agreement, Mr. Schiffman would have been entitled to:

  •
  receive twelve months of his base salary, subject to the execution and non-revocation of a release and compliance with customary post-termination covenants, and subject to offset for any amounts earned from other employment during the period in which he continues to receive his base salary;

  •
  the vesting of all outstanding and unvested stock options granted to him in 2016;

  •
  the partial vesting of outstanding and unvested stock options and/or RSUs granted after 2016 (including any cliff vesting awards, which shall be pro-rated as though such awards had an annual vesting schedule) in amounts equal to the number that would have otherwise vested in accordance with the terms of such awards during the twelve-month period following such Qualifying Termination; and

  •
  continue to have the ability to exercise his vested stock options (including any stock options that vested pursuant to the acceleration rights described above) through June 30, 2020.

        For Mr. Schiffman, "good reason" means: (i) a material diminution in the authorities, duties or responsibilities of the person to whom Mr. Schiffman is required to report (IAC's Chief Executive Officer), (ii) a material reduction in his title, duties or level of responsibilities, including any circumstances under which IAC is no longer publicly traded and is controlled by another company, (iii) a material reduction in his base salary, (iv) a relocation of his principal place of employment outside of the New York City metropolitan area, and (v) any other action or inaction that constitutes a material breach by IAC of his employment agreement, in each case, without the written consent of Mr. Schiffman or that is not cured promptly after notice.

        Messrs. Stein and Winiarski. Upon a Qualifying Termination on December 31, 2018, pursuant to the terms of their respective employment agreements, each of Messrs. Stein and Winiarski would have been entitled to:

  •
  receive twelve months of his base salary, subject to the execution and non-revocation of a release and compliance with customary post-termination covenants, and subject to offset for any amounts earned from other employment during the period in which he continues to receive his base salary;

  •
  the partial vesting of outstanding and unvested stock options and RSUs (including any cliff vesting awards, which shall be pro-rated as though such awards had an annual vesting schedule) in amounts equal to the number that would have otherwise vested in accordance with the terms of such awards during the twelve-month period following such Qualifying Termination; and

  •
  continue to have the ability to exercise his vested stock options (including any stock options that vested pursuant to the acceleration rights described above) through June 30, 2020.

        For each of Messrs. Stein and Winiarski, "good reason" means: (i) a material adverse change in his title, duties or level of responsibilities, (ii) a material reduction in his base salary, (iii) a material relocation of his principal place of employment outside of the New York City metropolitan area, and (iv) a material adverse change in reporting structure such that he is no longer reporting to: (A) in the case of Mr. Stein, the Company's Chief Executive Officer (or if the Company does not have a Chief Executive Officer, to its Chairman and Senior Executive), and (B) in the case of Mr. Winiarski, a Company officer with a title of Executive Vice President or higher that reports to the Company's Chairman or Vice Chairman, in each case, without his written consent or that is not cured promptly after notice.

  Amounts and Benefits Payable Upon a Change in Control

        No payments would have been made to any of our named executives pursuant to any agreement between any of them and the Company upon a change in control of IAC on December 31, 2018. Upon a Qualifying Termination on December 31, 2018 that occurred during the two year period following a change in control of IAC, in accordance with the applicable omnibus stock and incentive plan(s) and related award agreements, the vesting of all then outstanding and unvested IAC stock options and/or RSUs, as applicable, held by each named executive would have been accelerated.

        In addition, under the Equity and Bonus Compensation Agreement, dated August 24, 1995, between the Company and Mr. Diller, we agreed that to the extent any payment or distribution by the Company to or for the benefit of Mr. Diller (whether under the terms of the related agreement or otherwise) would be subject to the excise tax imposed by §4999 of the Code, or any interest or penalties are incurred by Mr. Diller with respect to such excise tax, then Mr. Diller would be entitled to a gross-up payment covering the excise taxes and related interest and penalties. Given the payments Mr. Diller would have received upon an assumed change in control of IAC on December 31, 2018, the Company does not believe that any excise tax would be imposed or that any gross-up would be required.

Name and Benefit	Termination of Employment Without Cause or Resignation for Good Reason		Termination of Employment Without Cause or Resignation for Good Reason During the Two Year Period Following a Change in Control of IAC
Barry Diller
Continued Salary	—		—
Market Value of stock options that would vest(1)	—		$26,790,000
Market Value of RSUs that would vest	—		—

Total Estimated Incremental Value	—		$26,790,000

Joseph Levin
Continued Salary	$1,916,667		$1,916,667
Market Value of stock options that would vest(1)	$40,901,000	(2)	$48,929,000
Market Value of RSUs that would vest(3)	$22,117,455	(2)	$22,117,455

Total Estimated Incremental Value	$64,935,122		$72,963,122

Glenn H. Schiffman
Continued Salary	$600,000		$600,000
Market Value of stock options that would vest(1)	$17,740,000		$28,208,800
Market Value of RSUs that would vest	—		—

Total Estimated Incremental Value	$18,340,000		$28,808,800

Mark Stein
Continued Salary	$550,000		$550,000
Market Value of stock options that would vest(1)	$14,972,125		$28,350,250
Market Value of RSUs that would vest(3)	$2,288,000		$2,288,000

Total Estimated Incremental Value	$17,810,125		$31,188,250

Gregg Winiarski
Continued Salary	$500,000		$500,000
Market Value of stock options that would vest(1)	$9,276,750		$18,195,500
Market Value of RSUs that would vest	—		—

Total Estimated Incremental Value	$9,776,750		$18,695,500

(1)
Represents the difference between the closing price of IAC common stock ($183.04) on December 31, 2018 and the exercise price(s) of all in-the-money stock options accelerated upon the occurrence of the relevant event specified above, multiplied by the number of stock options accelerated.

(2)
In the event of Mr. Levin's death on December 31, 2018, stock options and RSUs with a value of $25,739,500 and $22,117,455, respectively, would have vested in accordance with the terms of Mr. Levin's employment agreement.

(3)
Represents the closing price of IAC common stock ($183.04) on December 31, 2018, multiplied by the number of RSUs accelerated upon the occurrence of the relevant event specified above.

Pay Ratio Disclosure

        In accordance with Item 402(u) of Regulation S-K of the Securities Act of 1933, as amended ("Item 402(u)"), we are required to disclose the ratio of our median employee's annual total compensation to the annual total compensation of our Chief Executive Officer, Joseph Levin (the "Pay Ratio").

        We last identified our median employee in the proxy statement for our 2018 Annual Meeting of Stockholders (the "2018 Proxy Statement"). Item 402(u) permits us to identify our median employee once every three years (and calculate total compensation for that employee each year), so long as there has been no change in our employee population or employee compensation arrangements during 2018 that we reasonably believe would result in a significant change to our Pay Ratio disclosure. Since there have been no significant changes in our employee population or employee compensation arrangements (including those of the median employee), we are using the same median employee identified in our 2018 Proxy Statement to determine our 2019 Pay Ratio disclosure.

        For the fiscal year ended December 31, 2018: (i) the estimated median of the annual total compensation of all IAC employees (other than Mr. Levin) was approximately $52,402, (ii) Mr. Levin's total annual compensation was $6,315,554, and (iii) the ratio of annual total compensation of Mr. Levin to the median of the annual total compensation of our other employees was 121 to one. We determined our median employee's total annual compensation in the same manner as we determined the total annual compensation for our Chief Executive Officer (see the Summary Compensation Table on page 27).

        As discussed above, we are using the median employee identified in our 2018 Proxy Statement to determine our Pay Ratio disclosure. In making our determination of the median employee in our 2018 Proxy Statement, we first identified our total number of employees as of October 1, 2017 (6,795 in total, 5,362 of which were located in the United States and 1,433 of which were collectively located in various jurisdictions outside of the United States). We then excluded employees located in the following jurisdictions outside of the United States, which together represented less than 5% of our total number of employees: Belarus (171 employees), Belgium (38 employees), China (2 employees), Iceland (1 employee), Italy (3 employees), Japan (113 employees), Spain (1 employee) and Sweden (3 employees). After excluding employees in these jurisdictions, our pay ratio calculation included 6,463 of our total 6,795 employees.

        To identify the median employee from this employee population, we then compared the amount of annual total compensation paid to these employees for the relevant period in 2017 in a consistent manner across the applicable employee population. For this purpose, annual total compensation is total income, excluding income related to stock-based compensation awards, paid to such employees and reported to the Internal Revenue Service in the United States (and equivalent amounts paid to such employees located outside of the United States and reported to the relevant tax authorities). We annualized the compensation of employees who were hired in 2017 but did not work for us for the entire period.

        The 2019 Pay Ratio disclosure set forth above is a reasonable estimate calculated in a manner consistent with applicable SEC rules, based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the related pay ratio permit companies to use a wide range of methodologies, estimates and assumptions. As a result, the pay ratios reported by other companies may be based on other permitted methodologies and/or assumptions, and as a result, are likely not comparable to our 2019 Pay Ratio.

 DIRECTOR COMPENSATION

        Non-Employee Director Compensation Arrangements. The Nominating Committee has primary responsibility for establishing non-employee director compensation arrangements, which have been designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of IAC common stock to further align the interests of our non-employee directors with those of our stockholders. Arrangements in effect during 2018 provided that: (i) each non-employee director receive an annual retainer in the amount of $50,000, (ii) each member of the Audit and Compensation and Human Resources Committees (including their respective Chairpersons) receive an additional annual retainer in the amount of $10,000 and $5,000, respectively, and (iii) the Chairpersons of each of the Audit and Compensation and Human Resources Committees receive an additional annual retainer in the amount of $20,000, with all amounts being paid quarterly, in arrears.

        In addition, these arrangements also provided that each non-employee director receive a grant of IAC RSUs with a dollar value of $250,000 upon his or her initial election to the Board and annually thereafter upon re-election on the date of IAC's annual meeting of stockholders, the terms of which provide for: (i) vesting in three equal installments commencing on the anniversary of the grant date, (ii) cancellation and forfeiture of unvested RSUs in their entirety upon termination of service for IAC and its affiliates and (iii) full acceleration of the vesting of RSUs upon a change in control of IAC. The Company also reimburses non-employee directors for all reasonable expenses incurred in connection with attendance at IAC Board and Board committee meetings.

        Deferred Compensation Plan for Non-Employee Directors. Under IAC's Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer all or a portion of their Board and Board committee fees. Eligible directors who defer all or any portion of these fees can elect to have such deferred fees applied to the purchase of share units, representing the number of shares of IAC common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on IAC common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase & Co. After a director ceases to be a member of the Board, he or she will receive: (i) with respect to share units, the number of shares of IAC common stock represented by such share units, and (ii) with respect to the cash fund, a cash payment in an amount equal to deferred amounts, plus accrued interest. These payments are generally made in one lump sum installment after the relevant director leaves the Board and otherwise in accordance with the plan.

        2018 Non-Employee Director Compensation. The table below provides the amount of: (i) fees earned by non-employee directors for services performed during 2018 (excluding the effect of any applicable taxes) and (ii) the grant date fair value of RSU awards granted in 2018.

	Fees Earned
Name	Fees Paid in Cash ($)	Fees Deferred ($)(1)	Stock Awards ($)(2)(3)	Total($)(4)
Edgar Bronfman, Jr.	—	$50,000	$249,957	$299,957
Chelsea Clinton	—	$50,000	$249,957	$299,957
Michael D. Eisner	$50,000	—	$249,957	$299,957
Bonnie S. Hammer	$75,000	—	$249,957	$324,957
Bryan Lourd	—	$60,000	$249,957	$309,957
David Rosenblatt	$55,000	—	$249,957	$304,957
Alan G. Spoon	$80,000	—	$249,957	$329,957
Alexander von Furstenberg	$50,000	—	$249,957	$299,957
Richard F. Zannino	$60,000	—	$249,957	$309,957

(1)
Represents the dollar value of fees deferred in the form of share units by the relevant director under IAC's Deferred Compensation Plan for Non-Employee Directors.

(2)
Reflects the grant date fair value of RSU awards, calculated by multiplying the closing price of IAC common stock on the grant date by the number of RSUs awarded.

(3)
Each of Messrs. Bronfman, Eisner, Lourd, Rosenblatt, Spoon, von Furstenberg and Zannino and Mses. Clinton and Hammer had a total of 4,503 RSUs outstanding at December 31, 2018.

(4)
The differences in the amounts shown above among directors reflect, as applicable, committee service (or lack thereof), which varies among directors.

        2018 Employee Director Compensation. Compensation earned for services performed by one of our employee directors in 2018 is as follows:

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Victor A. Kaufman	2018	$100,000	$100,000	$349,904	$14,317	$564,221

(1)
Reflects the grant date fair value of RSU awards, calculated by multiplying the closing price of IAC common stock on the grant date by the number of RSUs awarded.

(2)
Mr. Kaufman has a total of 8,256 RSUs outstanding at December 31, 2018.

(3)
$11,317 of this compensation relates to a parking garage paid for by IAC and $3,000 of this compensation relates to Mr. Kaufman's 401(k) plan Company match.

Equity Compensation Plan Information

        Securities Authorized for Issuance Under Equity Compensation Plans. The following table summarizes information, as of December 31, 2018, regarding IAC equity compensation plans pursuant to which grants of IAC stock options, IAC RSUs or other rights to acquire shares of IAC common stock may be made from time to time.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (A)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C)
Equity compensation plans approved by security holders(2)	6,370,266	(3)	$62.97	11,474,828	(4)
Equity compensation plans not approved by security holders	—		—	—
Total	6,370,266	(3)	$62.97	11,474,828	(4)

(1)
Information excludes 2,724,605 gross shares that were potentially issuable upon the settlement of equity awards denominated in shares of subsidiaries of IAC, including ANGI Homeservices Inc. and certain of its subsidiaries ("ANGI") and Match Group, Inc. ("Match Group"), based on the estimated values of such awards as of December 31, 2018. For a description of these awards (including IAC's right to reimbursement for all shares of IAC common stock issued in settlement of ANGI and Match Group awards in the form of shares of capital stock of ANGI or Match Group and IAC's ability to elect to settle such awards in shares of capital stock of ANGI or Match Group), see the disclosure under the caption Equity Instruments Denominated in the Shares of Certain Subsidiaries in Note 11 to the consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2018, which is incorporated herein by reference.

  The number of shares ultimately needed to settle equity awards denominated in shares of our subsidiaries can vary from the estimated numbers disclosed above as a result of both movements in our stock price and determinations of the fair value of the relevant subsidiaries that differ from our estimated determinations of the fair value of such subsidiaries as of December 31, 2018.

(2)
Consists of IAC's 2013 and 2018 Stock and Annual Incentive Plans. For a description of these plans, see the first two paragraphs of Note 11 to the consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2018, which are incorporated herein by reference.

(3)
Includes an aggregate of: (i) up to 555,794 shares issuable upon the vesting of IAC RSUs (including performance-based RSU awards, with the total number of shares included above assuming the maximum potential payout) and (ii) 5,814,472 shares issuable upon the exercise of outstanding IAC stock options, in each case, as of December 31, 2018.

(4)
Reflects shares that remain available for future issuance under the plans described in footnote 2 above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents, as of April 26, 2019, information relating to the beneficial ownership of IAC common stock and Class B common stock by: (1) each person known by IAC to own beneficially more than 5% of the outstanding shares of IAC common stock and/or Class B common stock, (2) each director nominee (all of whom are incumbent directors), (3) each IAC named executive and (4) all current directors and executives officers as a group. As of April 26, 2019, there were 78,373,755 and 5,789,499 shares of IAC common stock and Class B common stock, respectively, outstanding.

        Unless otherwise indicated, the beneficial owners listed below may be contacted at IAC's corporate headquarters located at 555 West 18th Street, New York, New York 10011. For each listed person, the number of shares of IAC common stock and percent of such class listed includes vested IAC stock options and assumes the conversion of any shares of IAC Class B common stock owned by such person and the vesting of any IAC stock options and/or RSUs scheduled to occur within sixty days of April 26, 2019, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person. Shares of IAC Class B common stock may, at the option of the holder, be converted on a one-for-one basis into shares of IAC common stock. The percentage of votes for all classes of capital stock is based on one vote for each share of IAC common stock and ten votes for each share of IAC Class B common stock.

	IAC Common Stock			IAC Class B Common Stock			Percent of Votes
Name and Address of Beneficial Owner	Number of Shares Owned		% of Class Owned	Number of Shares Owned		% of Class Owned	(All Classes) %
T. Rowe Price Associates, Inc	10,496,746	(1)	13.4%	—		—	7.7%
100 East Pratt Street
Baltimore, MD 21202
The Vanguard Group.	6,646,783	(2)	8.5%	—		—	4.9%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	5,259,290	(3)	6.7%	—		—	3.9%
55 East 52nd Street
New York, NY 10055
Morgan Stanley et al	4,165,310	(4)	5.3%	—		—	3.1%
1585 Broadway
New York, NY 10036
Canada Pension Plan Investment Board	4,065,575	(5)	5.2%	—		—	3.0%
One Queen Street East
Toronto, Ontario M5C 2W5 Canada
Barry Diller	7,227,921	(6)	8.5%	5,789,499	(7)	100%	43.1%
Edgar Bronfman, Jr.	8,296	(8)	*	—		—	*
Chelsea Clinton	28,028	(9)	*	—		—	*
Michael D. Eisner	37,298	(10)	*	—		—	*
Bonnie S. Hammer	10,911	(11)	*	—		—	*
Victor A. Kaufman	81,294	(12)	*	—		—	*
Joseph Levin	1,148,363	(13)	1.4%	—		—	*
Bryan Lourd	22,363	(14)	*	—		—	*
David Rosenblatt	44,453	(15)	*	—		—	*
Glenn H. Schiffman	136,000	(16)	*	—		—	*
Alan G. Spoon	97,815	(17)	*	—		—	*
Mark Stein	498,951	(18)	*	—		—	*
Alexander von Furstenberg	603,382	(6)(19)	*	540,901	(7)	9.3%	4.0%
Diane von Furstenberg	3,829,146	(6)(20)	4.7%	3,692,435	(7)	63.8%	27.2%
Gregg Winiarski	600,347	(21)	*	—		—	*
Richard F. Zannino	34,677	(22)	*	—		—	*
All current named executives and directors as a group (15 persons)	10,039,198		11.5%	5,789,499		100%	44.5%

*
The percentage of shares beneficially owned does not exceed 1% of the class.

(1)
Based upon information regarding IAC holdings reported by way of Amendment No. 2 to a Schedule 13G filed by T. Rowe Price Associates, Inc. ("Price Associates") with the SEC on February 14, 2019. Price Associates beneficially owns the IAC holdings disclosed in the table above in its capacity as an investment adviser. Price Associates has sole voting and sole dispositive power over 3,589,058 and 10,496,746 shares of IAC common stock, respectively, listed in the table above.

(2)
Based upon information regarding IAC holdings reported by way of Amendment No. 6 to a Schedule 13G filed by The Vanguard Group ("Vanguard") with the SEC on February 12, 2019. Vanguard beneficially owns the IAC holdings disclosed in the table above in its capacity as an investment adviser. Vanguard has sole voting power, shared voting power, sole dispositive power and shared dispositive power over 58,283, 19,349, 6,570,883 and 75,900 shares of IAC common stock, respectively, listed in the table above.

(3)
Based upon information regarding IAC holdings reported by way of Amendment No. 1 a Schedule 13G filed by BlackRock, Inc. ("BlackRock") with the SEC on February 4, 2019. BlackRock beneficially owns the IAC holdings disclosed in the table above in its capacity as a parent holding company or control person of subsidiaries that provide investment advisory and asset management services. BlackRock has sole voting and sole dispositive power over 4,633,786 and 5,259,290 shares of IAC common stock, respectively, listed in the table above.

(4)
Based upon information regarding IAC holdings reported by way of a Schedule 13G filed by Morgan Stanley ("MS") and Morgan Stanley Investment Management Inc. ("MS Management") with the SEC on February 13, 2019. MS beneficially owns the IAC holdings listed in the table above in its capacity as the parent holding company of MS Management, which beneficially owns the IAC holdings listed in the table above in its capacity as an investment adviser. Each of MS and MS Management has shared voting power and shared dispositive power over all 3,688,384 and 4,165,310 shares of IAC common stock, respectively, listed in the table above.

(5)
Based upon information regarding IAC holdings reported by way of a Schedule 13G filed by Canada Pension Plan Investment Board ("Canada Pension Plan") with the SEC on February 7, 2019. Canada Pension Plan beneficially owns the IAC holdings disclosed in the table above in its capacity as a foreign employee benefit plan. Canada Pension Plan has sole voting and sole dispositive power over all of the 4,065,575 shares of IAC common stock listed in the table above.

(6)
Consists of: (i) 4,233,336 shares of IAC Class B common stock, which are convertible on a one-for-one basis into shares of IAC common stock, held in trusts for the benefit of certain members of Mr. Diller's family, (ii) 1,556,163 shares of IAC Class B common stock held directly by Mr. Diller, (iii) 136,711 shares of IAC common stock held by a trust for the benefit of certain members of Mr. Diller's family, (iv) 1,711 shares of IAC common stock held by a private foundation and (v) vested options to purchase 1,300,000 shares of IAC common stock.

Mr. Diller has sole investment power over, and his spouse, Diane von Furstenberg, has sole voting power over, 3,692,435 shares of IAC Class B common stock and 136,711 shares of IAC common stock. Mr. Diller may be deemed to have the right to acquire investment power over 540,901 shares of IAC Class B common stock in the next sixty days as a result of his ability to designate a replacement for Mr. von Furstenberg as investment adviser of the family trust that holds such shares (see footnotes 7 and 19). Mr. Diller has shared voting and investment power over the IAC securities described in (iv) above, as to which he disclaims beneficial ownership.

(7)
The total number of shares of Class B common stock outstanding includes: (i) 3,692,435 shares collectively held by trusts for the benefit of certain members of Mr. Diller's family and over which he has sole investment power and his spouse has sole voting power, (ii) 1,556,163 shares of IAC Class B common stock held directly by Mr. Diller and (iii) 540,901 shares held by a family trust over which Mr. von Furstenberg has sole voting and investment power.

(8)
Consists of: (i) 5,375 shares of IAC common stock held for the benefit of Mr. Bronfman in an individual retirement account, (ii) 2,125 shares of IAC common stock held by Mr. Bronfman in his capacity as custodian for his minor children and (iii) 796 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next sixty days, subject to continued service. Mr. Bronfman disclaims beneficial ownership of the shares of IAC common stock described in (ii) above.

(9)
Consists of: (i) 27,232 shares of IAC common stock held directly by Ms. Clinton and (ii) 796 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next sixty days, subject to continued service.

(10)
Consists of: (i) 36,502 shares of IAC common stock held directly by Mr. Eisner and (ii) 796 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next sixty days, subject to continued service.

(11)
Consists of: (i) 10,115 shares of IAC common stock held directly by Ms. Hammer and (ii) 796 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next sixty days, subject to continued service.

(12)
Consists of shares of IAC common stock held directly by Mr. Kaufman.

(13)
Consists of: (i) 135,863 shares of IAC common stock held directly by Mr. Levin, (ii) vested options to purchase 912,500 shares of IAC common stock and (iii) options to purchase 100,000 shares of IAC common stock vesting in the next sixty days, subject to continued service.

(14)
Consists of: (i) 21,567 shares of IAC common stock held directly by Mr. Lourd and (ii) 796 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next sixty days, subject to continued service.

(15)
Consists of: (i) 43,657 shares of IAC common stock held directly by Mr. Rosenblatt and (ii) 796 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next sixty days, subject to continued service.

(16)
Consists of vested options to purchase shares of IAC common stock.

(17)
Consists of: (i) 97,019 shares of IAC common stock held directly by Mr. Spoon and (ii) 796 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next sixty days, subject to continued service.

(18)
Consists of: (i) 61,451 shares of IAC common stock held directly by Mr. Stein and (ii) vested options to purchase 437,500 shares of IAC common stock.

(19)
Consists of: (i) 540,901 shares of IAC Class B common stock, which are convertible on a one-for-one basis into shares of IAC common stock, held by a family trust and over which Mr. von Furstenberg currently has sole voting and investment power, (ii) 61,685 shares of IAC common stock held directly by Mr. von Furstenberg and (iii) 796 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next sixty days, subject to continued service.

(20)
Consists of: (i) 3,692,435 shares of IAC Class B common stock, which are convertible on a one-for-one basis into shares of IAC common stock, and (ii) 136,711 shares of IAC common stock, all of which are collectively held by trusts for the benefit of certain members of Mr. Diller's family (the same trusts referred to in footnotes 6 and 7 above) and over which Ms. von Furstenberg has sole voting power and Mr. Diller has sole investment power.

(21)
Consists of: (i) 31,342 shares of IAC common stock held directly by Mr. Winiarski and (ii) vested options to purchase 569,005 shares of IAC common stock.

(22)
Consists of: (i) 33,881 shares of IAC common stock held directly by Mr. Zannino and (ii) 796 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next sixty days, subject to continued service.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors, certain of the Company's officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of IAC common stock and other equity securities of the Company with the SEC. Directors, officers and greater than 10% beneficial owners are required by SEC rules to furnish the Company with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to the Company and/or written representations that no additional forms were required, the Company believes that its directors, officers and greater than 10% beneficial owners complied with these filing requirements in 2018.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

        The Audit Committee has a formal, written policy that requires an appropriate review of all related person transactions by the Audit Committee, as required by Marketplace Rules governing conflict of interest transactions. For purposes of this policy, as amended, consistent with the Marketplace Rules, the terms "related person" and "transaction" are determined by reference to Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended ("Item 404"). During 2018, in accordance with this policy, Company management was required to determine whether any proposed transaction, arrangement or relationship with a related person fell within the Item 404 definition of "transaction," and if so, review such transaction with the Audit Committee. In connection with such determinations, Company management and the Audit Committee consider: (i) the parties to the transaction and the nature of their affiliation with IAC and the related person, (ii) the dollar amount involved in the transaction, (iii) the material terms of the transaction, including whether the terms of the transaction are ordinary course and/or otherwise negotiated at arms' length, (iv) whether the transaction is material, on a quantitative and/or qualitative basis, to IAC and/or the related person and (v) any other facts and circumstances that Company management or the Audit Committee deems appropriate.

Relationships Involving Significant Stockholders, Named Executives and Directors

        Relationships Involving Mr. Diller. Pursuant to an amended and restated governance agreement between IAC and Mr. Diller, for so long as Mr. Diller serves as IAC's Chairman and Senior Executive, he currently generally has the right to consent to limited matters in the event that IAC's ratio of total debt to EBITDA (as defined in the governance agreement) equals or exceeds four to one over a continuous twelve-month period.

        Relationships Involving Other Directors. In June 2010, Mr. Bronfman was part of a trial in the Trial Court in Paris involving six other individuals, including the former Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of Vivendi Universal. The other individuals faced various criminal charges and civil claims relating to Vivendi, including Vivendi's financial disclosures, the appropriateness of executive compensation and trading in Vivendi stock. Mr. Bronfman previously served as the Vice Chairman of Vivendi and faced a charge and claims relating to certain trading in Vivendi stock in January 2002. At the trial, the public prosecutor and the lead civil claimant both took the position that Mr. Bronfman should be acquitted. In January 2011, the court found Mr. Bronfman guilty of the charge relating to his trading in Vivendi stock, found him not liable to the civil claimants and imposed a fine of 5 million euros and a suspended sentence of fifteen months. Mr. Bronfman appealed the Trial Court decision to the Paris Court of Appeal. In November 2013, Mr. Bronfman participated in a re-trial before a new judicial panel as part of his appeal of the Paris Trial Court's 2011 ruling. In May 2014, the new judicial panel rendered its decision, affirming the Paris Trial Court's finding that Mr. Bronfman was guilty of the charge, but stated that its finding would appear only in French judicial records (and not in Mr. Bronfman's public record), removed the suspended sentence imposed by the Paris Trial Court and suspended 2.5 million euros of the original fine of 5 million euros. The new judicial panel affirmed the Paris Trial Court's finding that Mr. Bronfman was not liable to the civil claimants. Mr. Bronfman appealed the verdict. On April 20, 2017, the Appellate Court rejected the appeal. Mr. Bronfman believes that his trading in Vivendi stock was proper and pursued a challenge to the Appellate Court's decision before the European Court of Human Rights. The European Court of Human Rights declined to hear the challenge.

Relationships Involving Expedia Group, Inc.

        Overview. Since the completion of the spin-off of Expedia in August 2005 (the "Expedia Spin-Off"), IAC and Expedia (now known as Expedia Group, Inc. ("Expedia Group")) have been related parties since Mr. Diller exerts significant influence over both entities by virtue of his role as Senior Executive at both companies, the fact that he and certain members of his family collectively have sole voting and/or investment power over all shares of IAC Class B common stock outstanding and his voting power at Expedia Group. In connection with and following the Expedia Spin-Off, IAC and Expedia Group entered into certain arrangements, including arrangements regarding the sharing of certain costs, the use and ownership of certain aircraft and various commercial agreements, certain of which are generally described below.

        Cost Sharing Arrangements. Mr. Diller currently serves as Chairman and Senior Executive of both IAC and Expedia Group. In connection with the Expedia Spin-Off, IAC and Expedia Group had agreed, in light of Mr. Diller's senior role at both companies and his anticipated use of certain resources to the benefit of both companies, to share certain expenses associated with such usage, as well as certain costs incurred by IAC in connection with the provision of certain benefits to Mr. Diller (the "Shared Costs"). Cost sharing arrangements in effect during 2018 provided that each of IAC and Expedia Group cover 50% of the Shared Costs, which both companies agreed best reflects the allocation of actual time spent (and time to be spent) by Mr. Diller between the two companies. Shared Costs include costs for personal use of cars and equipment dedicated to Mr. Diller's use and expenses relating to Mr. Diller's support staff. Costs in 2018 for which IAC billed Expedia Group were approximately $460,000 pursuant to these arrangements.

        Aircraft Arrangements. Each of IAC and Expedia Group currently has a 50% ownership interest in two aircraft that may be used by both companies (the "Aircraft"). Pursuant to an amended and restated operating agreement that allocates the costs of operating and maintaining the Aircraft between the parties, fixed costs are allocated 50% to each company and variable costs are allocated based on usage. These costs are generally paid by each company to third parties in accordance with the terms of the amended and restated operating agreement.

        In the event Mr. Diller ceases to serve as Chairman of either IAC or Expedia Group, each of IAC and Expedia Group will have a put right (to the other party) with respect to its owned interest in the aircraft that it does not primarily use (with such determination to be based on relative usage over the twelve months preceding such event), in each case, at fair market value for the relevant aircraft.

        Members of the flight crew for the Aircraft are employed by an entity in which each of IAC and Expedia Group has a 50% ownership interest. IAC and Expedia Group share costs relating to flight crew compensation and benefits pro-rata according to each company's respective usage of the Aircraft, for which they are separately billed by the entity described above. During 2018, total payments in the amount of approximately $2.2 million were made to this entity by IAC.

        In February 2019, an aircraft previously jointly-owned by both companies was sold, with each company receiving 50% of the $7.5 million in net proceeds.

        On April 4, 2019, IAC and Expedia Group entered into an agreement to jointly acquire a new corporate aircraft for a total expected cost of $72.3 million (including purchase price and related costs), which each company to bear 50% of such expected cost. IAC and Expedia Group have each paid $13.5 million in connection with their joint entry into the purchase agreement. In addition, each company is due to make a subsequent payment of $9.1 million in December 2019, with their respective shares of the balance due upon delivery of the new aircraft, which is expected to occur in late 2020 or early 2021.

        Commercial Agreements. In connection with and following the Expedia Spin-Off, certain IAC businesses entered into commercial agreements with certain Expedia Group businesses, including a lease for IAC office space to Expedia Group. IAC believes that these arrangements are ordinary course and have been negotiated at arm's length. In addition, IAC believes that none of these arrangements, whether taken individually or in the aggregate, constitute a material contract to IAC. With the exception of the lease (pursuant to which IAC billed Expedia Group approximately $310,000 in 2018), none of these arrangements, whether taken individually or together with other similar agreements, involved payments to or from IAC and its businesses in excess of $120,000 in 2018.

ANNUAL REPORTS

        Upon written request to the Corporate Secretary, IAC/InterActiveCorp, 555 West 18th Street, New York, New York 10011, IAC will provide without charge to each person solicited a printed copy of IAC's 2018 Annual Report on Form 10-K, including the financial statements and financial statement schedule filed therewith. Copies are also available on our website, www.iac.com. IAC will furnish requesting stockholders with any exhibit to its 2018 Annual Report on Form 10-K upon payment of a reasonable fee.

 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINEES FOR PRESENTATION
AT THE 2020 ANNUAL MEETING

        Eligible stockholders who intend to have a proposal considered for inclusion in IAC's proxy materials for presentation at the 2020 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit such proposal to IAC at its corporate headquarters no later than January 3, 2020. Stockholder proposals submitted for inclusion in IAC's proxy materials must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Eligible stockholders who intend to present a proposal or nomination at the 2020 Annual Meeting of Stockholders without inclusion of the proposal or nomination in IAC's proxy materials are required to provide notice of such proposal or nomination to IAC at its corporate headquarters no later than March 19, 2020. If IAC does not receive notice of the proposal or nomination at its corporate headquarters prior to such date, such proposal or nomination will be considered untimely for purposes of Rules 14a-4 and 14a-5 of the Exchange Act and those IAC officers who have been designated as proxies will accordingly be authorized to exercise discretionary voting authority to vote for or against the proposal or nomination. IAC reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

HOUSEHOLDING

        The SEC has adopted rules that permit companies and intermediaries (such as brokers) to send one Notice or one set of printed proxy materials, as applicable, to any household at which two or more stockholders reside if they appear to be members of the same family or have given their written consent (each stockholder continues to receive a separate proxy card). This process, which is commonly referred to as "householding," reduces the number of duplicate copies of materials stockholders receive and reduces printing and mailing costs. Only one Notice or one set of printed proxy materials, as applicable, will be sent to stockholders eligible for householding unless contrary instructions have been provided.

        Once you have received notice that your broker or IAC will be householding your materials, householding will continue until you are notified otherwise or you revoke your consent. You may request a separate Notice or set of printed proxy materials by sending a written request to Investor Relations, IAC/InterActiveCorp, 555 West 18th Street, New York, New York 10011, by calling 1.212.314.7400 or by e-mailing ir@iac.com. Upon request, IAC undertakes to deliver such materials promptly.

        If at any time: (i) you no longer wish to participate in householding and would prefer to receive a separate Notice or set of our printed proxy materials, as applicable, or (ii) you and another stockholder sharing the same address wish to participate in householding and prefer to receive one Notice or set of our printed proxy materials, as applicable, please notify your broker if you hold your shares in street name or IAC if you are a stockholder of record. You can notify us by sending a written request to Investor Relations, IAC/InterActiveCorp, 555 West 18th Street, New York, New York 10011, by calling 1.212.314.7400 or by e-mailing ir@iac.com.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 12, 2019.

        The proxy statement and the 2018 Annual Report on Form 10-K are available at http://www.proxyvote.com beginning on May 3, 2019.

New York, New York
May 3, 2019

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. IAC/INTERACTIVECORP ATTN: JOANNE HAWKINS 555 WEST 18TH STREET NEW YORK, NY 10011 During The Meeting - Go to www.virtualshareholdermeeting.com/IACI2019 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E77955-P20602 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. IAC/INTERACTIVECORP The Board of Directors recommends that you vote FOR the following: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! !! 1. Election of Directors Nominees: 01) 02) 03) 04) 05) 06) Edgar Bronfman, Jr. Chelsea Clinton Barry Diller Michael D. Eisner Bonnie S. Hammer Victor A. Kaufman 07) 08) 09) 10) 11) 12) Joseph Levin Bryan Lourd* David Rosenblatt Alan G. Spoon* Alexander von Furstenberg Richard F. Zannino* *To be voted upon by the holders of Common Stock voting as a separate class. The Board of Directors recommends that you vote FOR proposal 2: For Against Abstain ! ! ! 2. Ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for 2019. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E77956-P20602 IAC/INTERACTIVECORP Annual Meeting of Stockholders June 12, 2019 9:00 a.m. This proxy is solicited by the Board of Directors The undersigned stockholder of IAC/InterActiveCorp, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 3, 2019 and hereby appoints each of Joanne Hawkins, Glenn H. Schiffman and Gregg Winiarski, as proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of IAC/InterActiveCorp to be held on June 12, 2019, at 9:00 a.m. Eastern Time, live via the Internet at www.virtualshareholdermeeting.com/IACI2019, and at any related adjournments or postponements, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED ”FOR” EACH OF THE PROPOSALS LISTED (OR OTHERWISE CONSISTENT WITH THE BOARD'S RECOMMENDATION), AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING. Continued and to be signed on reverse side

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. IAC/INTERACTIVECORP ATTN: JOANNE HAWKINS 555 WEST 18TH STREET NEW YORK, NY 10011 During The Meeting - Go to www.virtualshareholdermeeting.com/IACI2019 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E77957-P20602 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. IAC/INTERACTIVECORP The Board of Directors recommends that you vote FOR the following: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! ! 1. Election of Directors Nominees: 01) 02) 03) 04) 05) Edgar Bronfman, Jr. Chelsea Clinton Barry Diller Michael D. Eisner Bonnie S. Hammer 06) 07) 08) 09) Victor A. Kaufman Joseph Levin David Rosenblatt Alexander von Furstenberg The Board of Directors recommends that you vote FOR proposal 2: For Against Abstain ! ! ! 2. Ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for 2019. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E77958-P20602 IAC/INTERACTIVECORP Annual Meeting of Stockholders June 12, 2019 9:00 a.m. This proxy is solicited by the Board of Directors The undersigned stockholder of IAC/InterActiveCorp, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 3, 2019 and hereby appoints each of Joanne Hawkins, Glenn H. Schiffman and Gregg Winiarski, as proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of IAC/InterActiveCorp to be held on June 12, 2019, at 9:00 a.m. Eastern Time, live via the Internet at www.virtualshareholdermeeting.com/IACI2019, and at any related adjournments or postponements, and to vote all shares of Class B Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED ”FOR” EACH OF THE PROPOSALS LISTED (OR OTHERWISE CONSISTENT WITH THE BOARD'S RECOMMENDATION), AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING. Continued and to be signed on reverse side